UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PARKWAY PROPERTIES, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PARKWAY PROPERTIES, INC.

390 North Orange Avenue

Suite 2400

Orlando, Florida 32801

www.pky.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2014

To our Stockholders:

Parkway Properties, Inc. (the “Company”) will hold its 2014 Annual Meeting of Stockholders (the “Meeting”) on May 15, 2014, at 2:00 p.m. Eastern Time, at 3344 Peachtree Road NE, Atlanta, Georgia 30326. At the Meeting, stockholders will be asked to:

1.	Elect ten directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

2.	Cast an advisory vote to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year;

3.	Cast an advisory vote on executive compensation; and

4.	Transact other business properly presented at the Meeting or any adjournment or postponement thereof.

All holders of our outstanding common stock of record at the close of business on March 20, 2014 are entitled to notice of and to vote at the Meeting or any adjournment thereof and all holders of our outstanding limited voting stock of record at the close of business on March 20, 2014 are entitled to notice of and to vote on certain proposals at the Meeting or any adjournment thereof.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders electronically. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Meeting.

Jeremy R. Dorsett

Executive Vice President,

General Counsel and Secretary

Dated: April 3, 2014

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE READ THE PROXY STATEMENT AND COMPLETE A PROXY FOR YOUR SHARES AS SOON AS POSSIBLE. YOUR VOTE IS IMPORTANT.

PROXY STATEMENT

AUDIT COMMITTEE MATTERS	48
Report of the Audit Committee	48
Policy For Pre-Approval of Audit and Permitted Non Audit Services	49
Auditor Fees and Services	49
OTHER MATTERS	50

April 3, 2014

PARKWAY PROPERTIES, INC.

390 North Orange Avenue

Suite 2400

Orlando, Florida 32801

www.pky.com

PROXY STATEMENT

The following information is furnished in connection with the Annual Meeting of Stockholders (the “Meeting”) of Parkway Properties, Inc. (the “Company” or “Parkway”), to be held on May 15, 2014 at 2:00 p.m., Eastern Time, at 3344 Peachtree Road NE, Atlanta, Georgia 30326. This Proxy Statement, Form of Proxy and Annual Report are first being made available, and a Notice Regarding the Availability of Proxy Materials is first being mailed, to stockholders on or about April 3, 2014.

ABOUT THE MEETING

What is the purpose of the Meeting?

At the Meeting, stockholders will be asked to elect ten directors of the Company, cast an advisory vote to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year and cast an advisory vote on executive compensation.

Who is entitled to vote?

The record holders of each of the 99,078,615 shares of Company common stock, par value $.001 per share (“Common Stock”), outstanding at the close of business on March 20, 2014 are entitled to vote at the Meeting. The holders of Common Stock are entitled to one vote for each share of Common Stock on each matter submitted to a vote at a meeting of stockholders.

The record holders of each of the 4,213,104 shares of Company limited voting stock, par value $.001 per share (“Limited Voting Stock”), outstanding at the close of business on March 20, 2014 are entitled to vote only on the election of directors at the Meeting. The holders of Limited Voting Stock are entitled to one vote for each share of Limited Voting Stock and vote together with the holders of Common Stock, as a single class.

Why didn’t I automatically receive a paper copy of the Proxy Statement, Proxy Card and Annual Report?

The Securities and Exchange Commission (“SEC”) rules allow proxy materials to be furnished to stockholders electronically. In an effort to lower the costs of delivery of proxy materials, as well as to reduce our use of paper, the Company has elected to take advantage of these rules by only mailing materials to those stockholders who specifically request a paper copy. On or around April 3, 2014, all stockholders were mailed a Notice Regarding the Availability of Proxy Materials that contained an overview of the proxy materials and explained several methods by which stockholders could view the proxy materials online or request to receive a copy of proxy materials via regular mail or e-mail. There is no charge for requesting a copy.

How can I receive electronic access to the proxy materials?

The Notice Regarding the Availability of Proxy Materials includes a website address that will provide you with instructions on how to view our proxy materials on the Internet and enable you to notify the Company to send future proxy materials to you via electronic mail.

Choosing to receive future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Can I find additional information on the Company’s website?

Yes. The Company’s website is www.pky.com. Although the information contained on the Company’s website is not part of this proxy statement, you can view additional information on the website, such as the Company’s code of conduct, corporate governance guidelines, charters of committees of the Board of Directors and SEC filings. A copy of the Company’s code of conduct, corporate governance guidelines and each of the charters of the Company’s board committees also may be obtained free of charge by writing to Parkway Properties, Inc., 390 North Orange Avenue, Suite 2400, Orlando, Florida 32801, Attention: Investor Relations.

How do I vote?

Voting in Person at the Meeting. If you are a stockholder of record, you may vote in person at the Meeting. If your shares of Common Stock or Limited Voting Stock are held in street name and you wish to vote in person at the Meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of Common Stock or Limited Voting Stock of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of Common Stock or Limited Voting Stock in your own name as a holder of record with our transfer agent, Wells Fargo Bank, N.A., you may instruct the proxy holders named in the proxy card how to vote your shares of Common Stock or Limited Voting Stock in one of the following ways:

•

Vote online. You can access proxy materials and vote at www.proxyvote.com. To vote online, you must have the stockholder identification number provided in the Notice Regarding the Availability of Proxy Materials.

•	Vote by telephone. If you received printed materials, you also have the option to vote by telephone by following the “Vote by Phone” instructions on the proxy card.

•	Vote by regular mail. If you received printed materials and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name. If your shares of Common Stock or Limited Voting Stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.

Regardless of how you choose to vote, your vote is important to us and we encourage you to vote promptly.

What happens if I return my proxy card without voting on all proposals?

When you return a properly executed proxy card, the Company will vote the shares that the proxy card represents in accordance with your directions. If you return the signed proxy card with no direction on a proposal, the Company will vote your proxy FOR the Board of Directors’ nominees for director, FOR the ratification of the Company’s independent registered public accounting firm and FOR the approval of the Company’s executive compensation.

Will any other matters be voted on at the Meeting?

We do not expect any other matters to be considered at the Meeting; however, if a matter not listed on the proxy card is legally and properly brought before the Meeting, the proxies will vote on the matter in accordance with their judgment of what is in the best interest of the Company. Under the Company’s Bylaws and SEC rules, stockholder proposals must have been received by March  17, 2014 to be considered at the Meeting. To date, the Company has received no stockholder proposals.

How many votes are needed to hold the Meeting?

In order to conduct the Meeting, the presence, in person or by properly executed proxy, of the holders of shares of Common Stock and Limited Voting Stock entitled to cast a majority (i.e., greater than 50%) of all the votes entitled to be cast at the Meeting is necessary to constitute a quorum. Shares of Common Stock and Limited Voting Stock represented by a properly signed, dated and returned proxy card, or proxies submitted by telephone or online, including abstentions and broker non-votes, will be treated as present at the Meeting for purposes of determining a quorum.

How many votes are required to act on the proposals?

Proposal 1 concerns the election of ten directors of the Company. Pursuant to the Company’s Bylaws, provided that a quorum is present at the Meeting, directors will be elected by a plurality of all the votes cast at the Meeting with each share of Common Stock and Limited Voting Stock being entitled to vote for as many individuals as there are directors to be elected and for whose election the share is entitled to vote.

Proposal 2 concerns an advisory vote to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year. The affirmative vote by holders of at least a majority of the votes cast at the Meeting is required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, provided that a quorum is present at the Meeting. Only holders of Common Stock are entitled to vote for Proposal 2.

Proposal 3 concerns a non-binding advisory vote to approve the compensation of the Named Executive Officers disclosed in the section of this Proxy Statement entitled “Compensation of Executive Officers.” The affirmative vote by holders of at least a majority of the votes cast at the Meeting is required to approve the compensation of the Named Executive Officers, provided that a quorum is present at the Meeting. Only holders of Common Stock are entitled to vote for Proposal 3.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. However, both abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

Can I change my vote after I have voted?

You can revoke your proxy and change your vote at any time before the polls close at the Meeting. You can do this by:

•	filing a written revocation with the Secretary of the Company;

•	signing and submitting another proxy with a later date; or

•	attending the Meeting, withdrawing the proxy and voting in person.

How do I submit a proposal for the 2015 Annual Meeting?

If a stockholder wishes to have a proposal considered for inclusion in the Company’s proxy statement for the 2015 Annual Meeting of Stockholders, the stockholder must submit the proposal in writing to the Secretary of the Company at 390 North Orange Avenue, Suite 2400, Orlando, Florida 32801 so that the Company receives the proposal by December 4, 2014.

If the proposal is not intended to be included in the Company’s proxy statement, a qualified stockholder intending to introduce a proposal or nominate a director at the 2015 Annual Meeting of Stockholders should give written notice to the Company’s Secretary not later than March 16, 2015 and not earlier than February 14, 2015.

Stockholders also are advised to review the Company’s Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations.

Who is soliciting the proxy and who pays the costs?

The enclosed proxy for the Meeting is being solicited by the Board of Directors of the Company. The cost of soliciting the proxies on the enclosed form will be paid by the Company. In addition to the use of the mail, proxies may be solicited by the directors and their agents (who will receive no additional compensation for those services) by means of personal interview, telephone, facsimile, e-mail or other electronic means, and it is anticipated that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy material to their principals.

What happens if the Meeting is postponed or adjourned?

If the Meeting is postponed or adjourned due to a lack of a quorum or to solicit additional proxies, the Company intends to reconvene the Meeting as soon as reasonably practical, and in any event within 120 days of the record date. Your proxy will still be effective and may be voted at the rescheduled or adjourned meeting, and you will still be able to change or revoke your proxy until it is voted at the rescheduled or adjourned meeting, if such meeting occurs within 120 days of the record date.

Whom should I call if I have questions or need assistance voting my shares?

Please call Jeremy Dorsett, Executive Vice President, General Counsel and Secretary, at (407) 650-0593 if you have any questions or require assistance in connection with voting your shares.

CORPORATE GOVERNANCE AND BOARD MATTERS

Recent Changes in the Company’s Stockholder Base

On December 19, 2013, the Company completed the merger transactions contemplated by the agreement and plan of merger, dated as of September 4, 2013 (the “Merger Agreement”), by and among the Company, Parkway Properties LP (“Parkway LP”), PKY Masters, LP, a wholly owned subsidiary of Parkway LP (“Merger Sub”), Thomas Properties Group, Inc. (“TPGI”) and Thomas Properties Group, L.P. (“TPG LP”). Pursuant to the Merger Agreement, TPGI merged with and into the Company, with the Company continuing as the surviving corporation (the “Parent Merger”), and TPG LP merged with and into Merger Sub, with TPG LP continuing as the surviving entity and an indirect wholly owned subsidiary of Parkway LP (the “Partnership Merger” and, together with the Parent Merger, the “TPGI Mergers”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Parent Merger, each outstanding share of common stock, par value $0.01 per share, of TPGI (“TPGI Common Stock”) was converted into the right to receive 0.3822 (the “Exchange Ratio”) shares of the Company’s Common Stock, and each share of TPGI limited voting stock, par value $0.01 per share (“TPGI Limited Voting Stock”), was converted into the right to receive a number of shares of Company limited voting stock equal to the Exchange Ratio. Similarly, at the effective time of the Partnership Merger, which occurred immediately prior to the Parent Merger, each outstanding limited partnership interest in TPG LP (“TPG LP Units”), including long term incentive units, was converted into the right to receive a number of limited partnership units in Parkway LP (the “Parkway LP Units”) equal to the Exchange Ratio. The Company issued 17,820,972 shares of Common Stock and 4,451,461 shares of Limited Voting Stock as consideration in the Parent Merger and Parkway LP issued 4,451,461 Parkway LP Units in the Partnership Merger. Upon the closing of the TPGI Mergers, former TPGI stockholders owned approximately 21% of the outstanding shares of our Common Stock and approximately 25% of the outstanding shares of our Common Stock and common units of limited partnership.

On January 10, 2014, the Company completed a public offering of 10,500,000 shares of Common Stock. On February 11, 2014, the Company sold an additional 1,325,000 shares of Common Stock pursuant to the exercise of the underwriters’ option to purchase additional shares. The net proceeds from the offering, including shares sold pursuant to the underwriters’ option to purchase additional shares, after deducting the underwriting discount and offering expenses, were approximately $205.5 million. TPG VI Pantera Holdings, L.P. (“TPG Pantera”) did not exercise its pre-emptive right to purchase shares of Common Stock in the public offering.

Recent Changes in the Board of Directors

In connection with the closing of the TPGI Mergers, on December 19, 2013, effective as of the effective time of the Parent Merger, and as approved by resolutions of the Company’s board of directors and pursuant to the terms of the Merger Agreement and the terms of the letter agreement the Company entered into with Mr. Thomas and certain entities affiliated with him dated September 4, 2013 (the “Thomas Letter Agreement”), the number of directors on the Company’s board of directors was increased to ten and James A. Thomas was appointed to the Company’s Board to serve as Chairman of the Board. In connection with Mr. Thomas’ appointment, Mr. Charles  T. Cannada ceased to serve as Chairman of the Board.

Director Qualifications and Biographical Information

The biography of each director nominee below contains information regarding that person’s principal occupation, tenure with the Company, business experience, other director positions currently held or held at any time during the past five years, and the specific experience, qualifications, attributes or skills that led to the conclusion by the Board of Directors that such person should serve as a director of the Company.

AVI BANYASZ, Age 41	Director since 2012

Mr. Banyasz is a Partner of TPG Capital, LP (“TPG”) based in New York and co-leads TPG’s Real Estate Group. Prior to joining TPG in 2011, Mr. Banyasz served as a Managing Principal and member of the investment committee of Westbrook Partners, a real estate private equity firm where he worked for 13 years. Previously, Mr. Banyasz worked at Bear Stearns & Co. In addition to serving on the Board of Directors of the Company, Mr. Banyasz also serves on the boards of M West Properties, Inc., PointPark Properties Limited and Assisted Living Concepts, Inc., of which he is the Chairman. Mr. Banyasz received a Bachelor of Commerce degree, with High Distinction, from the University of Toronto.

Mr. Banyasz is a director nominated by TPG Pantera (a “TPG Nominated Director”), and the Company is required pursuant to the stockholders agreement, as amended (the “Stockholders Agreement”), entered into in connection with the closing of the investment of TPG Pantera in the Company in June 2012 to nominate him for election to the Board of Directors. Mr. Banyasz’s extensive experience in real estate investment allows Mr. Banyasz to provide valuable insight to the Company and its Board of Directors, including with respect to the Company’s investing activities. Mr. Banyasz serves on the Corporate Governance and Nominating Committee and the Investment Committee.

CHARLES T. CANNADA, Age 55	Director since 2010

Mr. Cannada is a private investor and advisor with extensive background in the telecommunications industry. From 1989 to 2000, Mr. Cannada held various executive management positions at MCI (previously WorldCom and earlier LDDS Communications), including Chief Financial Officer from 1989 to 1994 and Senior Vice President in charge of Corporate Development and International Ventures and Alliances from 1995 to 2000. In these roles, Mr. Cannada was involved in numerous merger and acquisition transactions and financing transactions. Prior to joining MCI, Mr. Cannada was in public accounting from 1980 to 1989. Mr. Cannada currently serves on the board of directors for several non-public companies, including Chairman of the Board for Nanoventions, Inc. (a microstructure technology company), and director for First Commercial Bank, Inc. (chairman of the audit committee and a member of the investment/asset liability management committee) and Stadium Wrap America, LLC (a startup athletic banner company). Mr. Cannada serves on the Board of Trustees and executive committee of Belhaven University. He also serves as Chairman and member of the investment committee of the University of Mississippi’s Foundation Board and on the School of Accountancy’s Board of Advisors. Mr. Cannada received a B.B.A. in Accounting from the University of Mississippi.

Mr. Cannada’s extensive experience in the areas of accounting, finance, mergers and acquisitions, capital markets and governance of public companies has equipped him with distinct skills that are beneficial to the Company. As a successful entrepreneur and a board member in several non-public entities, he also brings a non-real estate perspective to the management and strategic planning areas of the Company. Mr. Cannada currently serves on the Audit Committee and as Chair of the Compensation Committee. From December 1, 2011 to December 19, 2013, Mr. Cannada served as the Lead Independent Director and the Chairman of the Board of Directors.

EDWARD M. CASAL, Age 56	Director since 2011

Mr. Casal is Managing Director of Aviva Investors’ Indirect Real Estate Group, which includes the Global Real Estate Multi-Manager Group and real estate investment trust (“REIT”) investing, and also has oversight responsibility over the firm’s Private Equity Multi-Manager business. Mr Casal has been with Aviva since 2008. Mr. Casal is Chief Investment Officer of the Real Estate Multi-Manager Group, which has over $8 billion in assets under management with investments in all major regions of the world, and serves as chair of its Global Investment Committee. He is also Portfolio Manager for the firm’s real estate recapitalization and secondary fund. Mr. Casal was a co-founder of Madison Harbor Capital, a real estate fund-of-funds business, and served as its Chief Executive Officer from January 2004 through April 2008. He continues to serve as Chairman and Chief Executive Officer of Madison Harbor Balanced Strategies, Inc., a registered investment company. Prior to 2005,

Mr. Casal spent 18 years at UBS Investment Bank, and one of its predecessor companies, Dillon, Read & Co. Inc., having served as manager of the real estate business and director of its North American real estate advisory business. Mr. Casal also worked for two years with Goldman, Sachs & Co. in the areas of equity research, municipal finance and real estate. Mr. Casal received a B.A. from Tulane University and an M.B.A. from Harvard Business School.

With over 30 years of experience in real estate investment and capital markets, Mr. Casal brings experience in many areas that are beneficial to the Company as it continues its pursuit of real estate investments. Mr. Casal provides valuable insight for the Board of Directors due to his experience in leading a global real estate investment team and his current involvement in the real estate capital markets. Mr. Casal currently serves on the Corporate Governance and Nominating Committee and as Chair of the Investment Committee.

KELVIN L. DAVIS, Age 50	Director since 2012

Mr. Davis is the Founder and Co-head of TPG’s Real Estate Group. He has been a Partner at TPG since 2000 and is a member of the firm’s Management Committee. From 2000 to 2009, Mr. Davis led TPG’s North American Buyouts Group, encompassing investments in all non-technology industry sectors. Prior to joining TPG in 2000, Mr. Davis was President and Chief Operating Officer of Colony Capital, Inc., a private international real estate-related investment firm which he co-founded in 1991. Prior to the formation of Colony Capital, Inc., Mr. Davis was a principal of RMB Realty, Inc., the real estate investment vehicle of Robert M. Bass. Before his work with RMB Realty Inc., Mr. Davis worked at Goldman, Sachs & Co. and with Trammell Crow Company. Mr. Davis currently serves on the board of directors of Caesars Entertainment Corporation, Catellus Development Corporation, Northwest Investments, LLC (which is an affiliate of ST Residential), Taylor Morrison, Inc., Univision Communications, Inc. and AV Homes, Inc. He previously served as a director of Kraton Performance Polymers, Inc., from December 2009 to May 2011, Graphic Packaging Holding Company, from March 2008 to July 2009, and Aleris International, Inc. from December 2006 to August 2009. He also serves on the boards of various charitable organizations. Mr. Davis received a bachelor’s degree from Stanford University and an M.B.A. from Harvard University.

Mr. Davis is a TPG Nominated Director, and the Company is required pursuant to the Stockholders Agreement to nominate him for election to the Board of Directors. Mr. Davis’s extensive management experience, board service and experience in the real estate industry allow Mr. Davis to provide valuable insight to the Company and its Board of Directors regarding the Company’s operations and management of its business. Mr. Davis is a member of the Compensation Committee and the Investment Committee.

LAURIE L. DOTTER, Age 53	Director since 2010

Ms. Dotter is the President of Transwestern Investment Group, working as a fiduciary to institutional and private wealth clients, both US and foreign, on specific investment strategies to meet their real estate investment objectives. Prior to assuming this role in 2011, she was a consultant to Transwestern. From 1998 through early 2010, Ms. Dotter served as Senior Vice President of Hunt Realty Investments, a privately owned real estate investment company, establishing a diverse portfolio of both direct real estate investments and investments through real estate operating partnerships. Ms. Dotter serves on the Texas Comptroller’s Investment Advisory Board for the Texas Treasury Safekeeping Trust Company, which manages more than $3 billion in endowment funds, and she formerly served as the Vice Chairman of the Plan Sponsor Council of the National Pension Real Estate Association. From 1993 to 1998, Ms. Dotter served as director of Real Estate Investment for the Teacher Retirement System of Texas where she was responsible for the public pension fund’s $2 billion real estate equity and commercial mortgage portfolio. Early in her career, Ms. Dotter worked for three years in the audit division and for four years in the financial consulting services group of Coopers & Lybrand, with primary assignments in financial institutions and real estate. Ms. Dotter received a B.B.A. in Accounting from Texas A&M University and is a Certified Public Accountant in the State of Texas.

Ms. Dotter’s experience in the areas of accounting, finance and investments on behalf of private and public funds and operating partnerships are beneficial to the Company as it pursues its investment strategy. Ms. Dotter’s experience representing both public and private investors gives her an understanding of financial objectives and investment perspectives for a variety of investors. Ms. Dotter currently serves as Chair of the Audit Committee and as a member of the Compensation Committee.

JAMES R. HEISTAND, Age 62	Director since 2011

Mr. Heistand is the President and Chief Executive Officer of the Company and has served in that capacity since December 2011. He has served as a Director since June 2011, and served as Executive Chairman of the Board of Directors from June 2011 through November 2011. Prior to joining Parkway, Mr. Heistand founded and served as Chairman of Eola Capital LLC, a privately owned property management company (“Eola”), since its inception in 2000. Mr. Heistand served as Chairman of the DASCO Companies from 1999 until its sale to CNL Retirement Properties in 2004 and as founder and Chairman of Associated Capital Properties from 1989 until its sale to Highwoods Properties, Inc. in 1998. He served on the Board of Directors of Highwoods Properties, Inc. from 1998 to 2000 and served as its senior vice president from 1997 to 1998. Mr. Heistand currently serves on the Board of Directors of United Legacy Bank in Orlando, Florida, and is a member of the chairman’s circle of the real estate advisory board for the Warrington College of Business Administration at the University of Florida. Mr. Heistand graduated from the University of Florida with a B.S. in Real Estate Finance.

Mr. Heistand has more than 25 years of experience in real estate strategic planning, investment, development and asset management. As a real estate entrepreneur, he has a track record of success built on identifying opportunities, assessing risk, structuring transactions with investment partners, and optimizing returns. His significant experience in all areas of real estate operation, financing and investment, as well as his extensive relationships with real estate industry entrepreneurs, investors, owners and financiers are beneficial in implementing the Company’s new strategy.

C. WILLIAM HOSLER, Age 50	Director since 2012

Mr. Hosler currently serves as Chief Financial Officer and a director of Catellus Acquisition Company, LLC, a company engaged in commercial real estate property ownership, management and development. Prior to assuming his current role at Catellus Acquisition Company, LLC in March 2011, Mr. Hosler provided consulting services to Rockwood Capital and TPG, two private investment firms, from November 2008 to March 2011. Mr. Hosler served as Chief Financial Officer of Marcus & Millichap Holding Companies, a privately held investment and real estate services company, from January 2008 to November 2008. Prior to that, from June 2007 through December 2007 and July 2006 until June 2007 Mr. Hosler was a consultant to and Chief Financial Officer of Mirion Technologies, a privately held radiation detection, measuring and monitoring company. Mr. Hosler served as Chief Financial Officer of Catellus Development Corporation, a publicly traded real estate company, from 1999 to 2005, and, prior to Catellus, he was Chief Financial Officer of the Morgan Stanley Real Estate Funds where he served on the Investment Committee. Mr. Hosler currently serves as a director of CapitalSource Inc. and CapitalSource Bank, its wholly owned subsidiary, and a director of Fantex, Inc. Mr. Hosler received a B.S. from the University of Notre Dame and an M.B.A from the University of Virginia.

Mr. Hosler is a TPG Nominated Director, and the Company is required pursuant to the Stockholders Agreement to nominate him for election to the Board of Directors. Mr. Hosler’s significant experience in commercial real estate investment and finance, as well as his experience as a Chief Financial Officer of a publicly traded company, allows him to make valuable contributions to the Company and the Board of Directors in these areas. Mr. Hosler serves on the Audit Committee and the Corporate Governance and Nominating Committee.

ADAM S. METZ, Age 52	Director since 2012

Mr. Metz is the Head of International Real Estate for The Carlyle Group, a global alternative asset manager. Prior to joining The Carlyle Group in September 2013, Mr. Metz was a Senior Advisor to TPG’s Real Estate Group from April 2011 to September 2013. Mr. Metz was the Chief Executive Officer of General Growth Properties, Inc. (“GGP”), a publicly traded developer and operator of regional shopping malls, from November 2008 until December 2010, and he served as a director of GGP from November 2006 to December 2010. Mr. Metz served as Lead Director and as a member of the Audit and Compensation Committees of GGP’s board of directors prior to becoming its Chief Executive Officer. In April 2009, GGP and certain of its affiliates filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code. While in Chapter 11, GGP was able to successfully restructure its obligations and preserve equity value. GGP emerged from Chapter 11 in November 2010. Mr. Metz previously has served as a member of the board of directors of Bally Total Fitness, a national operator of health clubs, and a member of the board of trustees of AMLI Residential Properties Trust, a publicly traded multifamily REIT. Mr. Metz received a Masters of Management degree from Northwestern University and a B.S. from Cornell University.

Mr. Metz is a TPG Nominated Director, and the Company is required pursuant to the Stockholders Agreement to nominate him for election to the Board of Directors. Mr. Metz’s experience leading publicly traded real estate companies allows him to provide valuable insight to the Company and its Board of Directors regarding the Company’s operations and management of its business. Mr. Metz is a member of the Audit Committee and the Compensation Committee.

BRENDA J. MIXSON, Age 61	Director since 2009

Ms. Mixson is a Managing Director of C-III Capital Partners LLC, a commercial real estate investment management company that was formed and is controlled by Island Capital Group LLC. Prior to that, Ms. Mixson served as Managing Director of Island Capital Group LLC from 2003 until the formation of C-III Capital Partners LLC in 2011. Ms. Mixson is also the owner and operator of M. T. Bottles, LLC, a grape-growing and wine production and sales company. Ms. Mixson has been involved in banking, financial institutions and commercial real estate investment and management for over 25 years. She has previously served as Chief Financial Officer of First Union Real Estate Equity and Mortgage Investments, a publicly traded REIT now known as Winthrop Realty Trust, Chief Operating Officer of Prime Capital Holding, LLC, a real estate finance company, and a member of the board of directors of AvalonBay Communities, Inc., a publicly traded multifamily REIT, with service on audit, compensation and investment committees. Ms. Mixson graduated from the University of Minnesota with a B.S. in Economics.

Ms. Mixson’s experience in finance, investment management and capital markets transactions, as well as her previous service as a chief financial officer, chief operating officer and a member of key committees of public companies, allows her to provide valuable insight to the Company and its Board of Directors in these areas. Ms. Mixson serves on the Investment Committee and as Chair of the Corporate Governance and Nominating Committee.

JAMES A. THOMAS, Age 77	Director since 2013

Mr. Thomas served as Chairman of the Board, President and Chief Executive Officer of TPGI, a real estate company that owned, acquired, developed and managed primarily office properties, from its formation in March 2004 to December 19, 2013, when TPGI merged with the Company. Mr. Thomas founded TPGI’s predecessor group of entities and served as its Chairman of the Board and Chief Executive Officer from 1996 to the commencement of TPGI’s operations in October 2004. From 1983 to 1996, Mr. Thomas served as a co-managing partner of Maguire Thomas Partners, a national full-service real estate operating company which included TPGI’s predecessor group of entities. Mr. Thomas also served as Chief Executive Officer and principal owner of the Sacramento Kings National Basketball Association team and the ARCO Arena from 1992 until 1999.

Mr. Thomas serves on the boards of a number of philanthropic and educational organizations. Mr. Thomas received his Bachelor of Arts degree in economics and political science with honors from Baldwin Wallace College and graduated magna cum laude with a juris doctorate degree from Cleveland Marshall Law School.

Pursuant to the Thomas Letter Agreement entered into in connection with the TPGI Mergers, the Company agreed, subject to certain continuing equity ownership requirements, to nominate Mr. Thomas for election to the board at the Meeting (and, if elected, to cause him to be re-appointed as Chairman). Mr. Thomas has over 50 years of experience in the real estate industry and has extensive knowledge of the industry, as well as extensive business relationships with investors, financial institutions and peer companies. Mr. Thomas serves as the Chairman of the Board of Directors.

Independence

The Board of Directors, on recommendation of the Corporate Governance and Nominating Committee, has determined that each current director and nominee, other than Mr. Heistand, is “independent” as defined by the NYSE listing standards.

Stockholder Communication with the Board of Directors

Effective December 19, 2013, the Board of Directors appointed Mr. Thomas as Chairman of the Board of Directors. Stockholders and other parties interested in communicating directly with the Chairman or with the non-management directors as a group may do so by writing to Chairman of the Board, Parkway Properties, Inc., 390 North Orange Avenue, Suite 2400, Orlando, Florida 32801. Correspondence so addressed will be forwarded directly to the Chairman.

Leadership Structure

Mr. Thomas serves as the Chairman of the Board of Directors and has served in that capacity since December 19, 2013. Mr. Heistand serves as the President and Chief Executive Officer and has served in that capacity since December 1, 2011. The Company’s Bylaws permit the chairman to serve as chief executive officer. However, the Board of Directors has determined that separating these positions is in the best interest of the Company and the Company’s stockholders, as the Board of Directors believes that a separation of these roles fosters clear accountability and effective decision-making. The Company’s Corporate Governance Guidelines require the separation of the offices of chairman of the board and chief executive officer, except on an interim basis.

The Board of Directors believes that it is able to effectively provide independent oversight of the Company’s business and affairs, including the risks it faces, with a non-management Chairman and through the composition of the Company’s Board of Directors, the strong leadership of the independent directors and the independent committees of the Company’s Board of Directors, as well as the other corporate governance structures and processes already in place. Nine of the ten current nominees to the Company’s Board of Directors are non-management Directors and are independent under the NYSE listing standards. All of the Company’s directors are free to suggest the inclusion of items on the agenda for meetings of the Company’s Board of Directors or raise subjects that are not on the agenda for that meeting. In addition, the Board of Directors and each committee have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. The Board of Directors also holds regularly scheduled executive sessions of only non-management Directors, led by the Chairman, in order to promote discussion among the non-management directors and assure independent oversight of management. Moreover, the Board’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, all of which are comprised entirely of independent directors, also perform oversight functions independent of management.

Risk Oversight

The Board of Directors plays an important role in the risk oversight of the Company. The Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. In particular, the Board of Directors administers its risk oversight function through (1) the review and discussion of regular periodic reports to the Board of Directors and its committees on topics relating to the risks that the Company faces, including, among others, market conditions, tenant concentration and credit worthiness, leasing activity and expirations, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against the Company and various other matters relating to the Company’s business, (2) the review and assessment of risk relative to insurance coverage for the Company’s operating activities and financial investments, (3) the required approval by the Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, capital markets activities, new borrowings and the appointment and retention of the Company’s senior management, (4) the direct oversight of specific areas of the Company’s business by the Compensation, Audit, and Corporate Governance and Nominating Committees, and (5) periodic reports from the Company’s auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for tax purposes and the Company’s internal control over financial reporting. The Board of Directors also relies on management to bring significant matters impacting the Company to its attention.

Committees and Meeting Data

The Board of Directors has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Each member of each of these committees is “independent” as that term is defined in the NYSE listing standards. The Board of Directors has adopted a written charter for each of these committees, which is available on the Company’s website at www.pky.com under “Investors.”

The Audit Committee of the Board of Directors currently consists of Ms. Dotter (Chair), Mr. Cannada, Mr. Metz and Mr. Hosler. The Audit Committee held 10 meetings during the year ended December 31, 2013. The Audit Committee oversees the financial reporting of the Company, including the audit by the Company’s independent registered public accounting firm. Each member of the Audit Committee has been designated as an “Audit Committee financial expert” in accordance with SEC rules and regulations and the Board of Directors has determined that each member has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

The Compensation Committee of the Board of Directors currently consists of Mr. Cannada (Chair), Ms. Dotter, Mr. Metz and Mr. Davis. The Compensation Committee held eight meetings during the year ended December 31, 2013. The Compensation Committee’s function is to review and recommend to the Board of Directors appropriate executive compensation policy and compensation of the Company’s directors and officers. The Compensation Committee also reviews and makes recommendations with respect to executive and employee benefit plans and programs.

The Corporate Governance and Nominating Committee currently consists of Ms. Mixson (Chair), Mr. Banyasz, Mr. Casal and Mr. Hosler. The Corporate Governance and Nominating Committee held six meetings during the year ended December 31, 2013. As set forth in its Charter, the responsibilities of the Corporate Governance and Nominating Committee include assessing board membership needs and identifying, screening, recruiting and presenting director candidates to the Board of Directors, implementing policies regarding corporate governance matters, making recommendations regarding committee memberships and evaluating the Board of Directors and management.

In addition, the Board of Directors has a standing Investment Committee. The Investment Committee provides oversight and discipline to the investment process, among other things. The Company’s management outlines investment opportunities in written reports for the Investment Committee based on detailed underwriting and analysis. The Investment Committee meets with the Company’s management, reviews each submission thoroughly, and approves or denies acquisition and disposition recommendations between regularly scheduled meetings of the Board of Directors. The Investment Committee currently consists of Mr. Casal (Chair), Mr. Banyasz, Mr. Davis and Ms. Mixson. The Investment Committee held 14 meetings during the year ended December 31, 2013.

During the year ended December 31, 2013, the full Board of Directors held 12 meetings. Each director attended at least 75% of the total number of meetings of the Board of Directors held during 2013 (and following his or her appointment, if appointed in 2013) and at least 75% of the total number of meetings held during 2013 by all committees of the Board of Directors on which he or she served during the period of his or her service. The Company’s Corporate Governance Guidelines provide that all Directors are expected to regularly attend all meetings of the Board of Directors and the committees of the Board of Directors on which he or she serves. In addition, each director is expected to attend the Meeting. In 2013, six of the nine directors at the time of the Annual Meeting of Stockholders attended the meeting.

Nominating Procedures

The Corporate Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. In identifying suitable candidates for nomination as a director, the Corporate Governance and Nominating Committee will consider the needs of the Board of Directors and the range of skills and characteristics required for effective functioning of the Board of Directors. In evaluating such skills and characteristics, the Corporate Governance and Nominating Committee may take into consideration such factors as it deems appropriate, including those included in the Corporate Governance Guidelines, which are available on the Company’s website (www.pky.com) under “Investors.” The Corporate Governance and Nominating Committee will consider nominees suggested by incumbent board members, management, stockholders and, in certain circumstances, outside search firms.

Notwithstanding the foregoing, TPG Pantera has the right to nominate up to four directors to the Company’s Board of Directors and up to two directors to each committee of the Board of Directors based on its level of ownership in the Company, for so long as it owns 5% or more of the Company’s outstanding Common Stock. The Company is required pursuant to the Stockholders Agreement to nominate for election to the Board of Directors any such individuals selected by TPG Pantera, provided that the Company has no obligation to nominate, elect or appoint any TPG Nominated Director if such nomination, election or appointment would violate applicable law or result in a breach by the Board of Directors of its fiduciary duties to its stockholders.

In addition, in connection with the TPGI Mergers, the Company entered into the Thomas Letter Agreement, pursuant to which the Company agreed, among other things, to take all necessary action to cause Mr. Thomas to be appointed Chairman of the Board following consummation of the TPGI Mergers and, subject to certain continuing equity ownership requirements, to nominate Mr. Thomas for election to the board at the Meeting (and, if elected, to cause him to be re-appointed as Chairman).

The Company does not have a formal policy regarding diversity of membership of the Board of Directors or otherwise require that the composition of the Board of Directors include individuals from any particular background or who possess specific attributes. However, the Corporate Governance Guidelines recognize the value of having a board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion (the Board of Directors has not attempted to define “diversity”). The Corporate Governance and Nominating Committee will continue to consider whether it would be appropriate to adopt a policy or guidelines regarding board diversity or define diversity as it relates to the composition of the Board of Directors.

The Corporate Governance and Nominating Committee will consider written recommendations for potential nominees suggested by stockholders. Any such person will be evaluated in the same manner as any other potential nominee for director. Any suggestion for a nominee for director by a stockholder should be sent to the Company’s Secretary at 390 North Orange Avenue, Suite 2400, Orlando, Florida 32801, within the time periods set forth under the heading “About the Meeting—How do I submit a proposal for the 2015 Annual Meeting?” above.

Compensation Committee Interlocks and Insider Participation

As noted above, the Compensation Committee is comprised of four independent directors: Messrs. Cannada, Davis and Metz and Ms. Dotter. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors, nor has such interlocking relationship existed in the past.

Compensation of Directors

Under the Company’s current director compensation program, each non-employee director, with the exception of the four TPG Nominated Directors, as discussed below, is paid an annual cash retainer of $55,000 payable ratably on a quarterly basis. In addition, these directors also receive an annual equity award in connection with their election to the Board of Directors at the annual meeting of stockholders, which consists of shares of the Company’s Common Stock with a value of $55,000 as of the date of grant. A director who is appointed to the Board of Directors outside of the annual meeting of stockholders receives a prorated amount of the equity award and cash retainer. Additionally, a new director receives, upon initial election or appointment as a non-employee director, a stock award of 600 shares of Common Stock. In addition, in 2013 the Chairman of the Board received an additional annual retainer of $10,000, and effective as of the TPGI Mergers, receives an additional annual retainer of $75,000.

Under the Company’s director compensation program, the chairperson of the Audit Committee receives an annual cash retainer of $20,000, the chairperson of the Compensation Committee receives an annual cash retainer of $15,000 and the chairpersons of the Investment Committee and Corporate Governance and Nominating Committee each receives an annual cash retainer of $10,000. Each non-employee director is paid $1,500 for each board meeting attended. The Audit Committee chairperson receives $2,000 for each Audit Committee meeting attended and other members of the Audit Committee receive $1,500 for each Audit Committee meeting attended. Members of all other committees receive $1,000 for each meeting attended. In each case, non-employee directors also are reimbursed for expenses incurred in connection with attendance at each meeting. The Company’s director compensation program may be revised by the Board of Directors from time to time.

Notwithstanding the foregoing, the Company will not make grants of awards or otherwise pay compensation to any TPG Nominated Director. On June 5, 2012, the Company entered into a Management Services Agreement with TPG VI Management, LLC (“TPG Management”) whereby a quarterly monitoring fee will be paid to TPG Management in lieu of any director fees otherwise payable by the Company to the TPG Nominated Directors. An affiliate of TPG Pantera pays Messrs. Metz and Hosler an annual fee of $125,000 for their service on the Company’s Board of Directors and committees.

Mr. Heistand does not receive any compensation for serving the Company as a member of the Board of Directors or any of its committees.

The Company’s non-employee directors received the following aggregate amounts of compensation for the year ended December 31, 2013:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Total
Avi Banyasz (3)	$—	$—	—	$—
Charles T. Cannada	$116,632	$55,017	—	$171,649
Edward M. Casal	$96,500	$55,017	—	$151,517
Kelvin L. Davis (3)	$—	$—	—	$—
Laurie L. Dotter	$114,875	$55,017	—	$169,892
C. William Hosler (3)	$—	$—	—	$—
Adam S. Metz (3)	$—	$—	—	$—
Brenda J. Mixson	$95,500	$55,017	—	$150,517
James A. Thomas (4)	$4,274	$—	—	$4,274

(1)	Represents the grant date fair value of the award determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. All directors, except Mr. Thomas and the TPG Nominated Directors, received 2,858 shares of Common Stock as part of their annual retainer upon re-election to the Board of Directors at the 2013 Annual Meeting of Stockholders.
(2)	No stock options were granted in 2013. No non-employee director held stock options at December 31, 2013.
(3)	As discussed above, the four TPG Nominated Directors do not receive remuneration directly from the Company. An affiliate of TPG Pantera pays Messrs. Metz and Hosler an annual fee of $125,000 for their service on the Board of Directors and committees.
(4)	Mr. Thomas was appointed to the Board of Directors and Chairman on December 19, 2013 in connection with the TPGI Mergers. Upon Mr. Thomas’ appointment, he was entitled to receive a prorated portion of his annual cash retainer, which is included in the table above, and an award of 600 shares of Common Stock and a prorated award of Common Stock with a value of $22,301, which were both granted in 2014 and not included in the table above.

PROPOSALS TO BE VOTED ON

Proposal 1 – Election of Directors

In accordance with the Bylaws of the Company, the Board of Directors has by resolution fixed the number of directors to be elected at the Meeting to ten directors. All ten positions on the Board of Directors are to be filled by the vote of the stockholders at the Meeting. Each person so elected shall serve until the next Annual Meeting of Stockholders and until his or her successor is elected and qualified.

The nominees for director are: Avi Banyasz, Charles T. Cannada, Edward M. Casal, Kelvin L. Davis, Laurie L. Dotter, James R. Heistand, C. William Hosler, Adam S. Metz, Brenda J. Mixson and James A. Thomas. All nominees are currently serving as directors of the Company. All directors, except Mr. Thomas, were elected at the 2013 Annual Meeting of Stockholders. Mr. Thomas joined the Board of Directors on December 19, 2013 in connection with the TPGI Mergers, as discussed above under the heading “Corporate Governance and Board Matters—Recent Changes in the Board of Directors.”

Unless instructed otherwise, proxies will be voted FOR the nominees listed above. Information regarding the director nominees can be found under the heading “Corporate Governance and Board Matters—Director Qualifications and Biographical Information.”

The Board of Directors recommends that you vote FOR all ten nominees.

Proposal 2 – Advisory Vote on the Ratification of Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment of the independent registered public accounting firm engaged by the Company. The Audit Committee has appointed Ernst & Young LLP as independent auditors for 2014 and the Board of Directors recommends that stockholders vote for ratification of such appointment. Notwithstanding the selection, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it believes that doing so would be in the Company’s best interests and the best interests of its stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection.

On March 28, 2012, the Audit Committee dismissed KPMG LLP as the Company’s independent registered public accounting firm and approved the engagement of Ernst & Young LLP, effective upon dismissal of KPMG LLP. During the Company’s fiscal year ended December 31, 2011 and in the subsequent interim period through March 28, 2012, the Company did not consult with Ernst & Young LLP regarding any matters described in Items 304(a)(2)(i) and 304(a)(2)(ii) of Regulation S-K. Ernst & Young LLP was previously engaged by the Company for the audit of the consolidated financial statements of the Company and its subsidiaries from 1986 to 2007.

During the Company’s two fiscal years ended December 31, 2011, and in the interim period between December 31, 2011 and March 28, 2012, there were no disagreements between the Company and KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to KPMG LLP’s satisfaction, would have caused KPMG LLP to make reference to the disagreement in connection with their reports.

The audit reports of KPMG LLP on the consolidated financial statements of the Company and its subsidiaries as of and for the years ended December 31, 2011 and 2010 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of KPMG LLP on the effectiveness of internal control over financial reporting as of December 31, 2011 and 2010 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the Company’s two fiscal years ended December 31, 2011 or in the subsequent interim period through March 28, 2012.

KPMG LLP has indicated to the Company that it concurs with the foregoing statements contained in the third, fourth and fifth paragraphs above as they relate to KPMG LLP and has furnished a letter to the Securities and Exchange Commission to this effect. A copy of the letter from KPMG LLP is attached as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on April 3, 2012.

Representatives of Ernst & Young LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.

The “Audit Committee Matters” section of this Proxy Statement contains additional information regarding the independent auditors, including a description of the Audit Committee’s Policy for Pre-Approval of Audit and Permitted Non-Audit Services and a summary of Auditor Fees and Services.

The Board of Directors recommends that you vote FOR the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the 2014 fiscal year.

Proposal 3 – Advisory Vote on Executive Compensation

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is asking its stockholders to provide an advisory, nonbinding vote to approve the compensation awarded to the Company’s Named Executive Officers, as the Company has described it in the “Compensation of Executive Officers” section of this Proxy Statement.

As described in detail under the heading “Compensation of Executive Officers—Compensation Discussion and Analysis,” the Company seeks to closely align the interests of the Company’s Named Executive Officers with the interests of its stockholders. The Company’s compensation programs are designed to reward its Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

You may vote for or against the following resolution, or you may abstain. This proposal is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the philosophy, policies and procedures described in this Proxy Statement.

Accordingly, the Company asks its stockholders to approve the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation awarded to the Company’s Named Executive Officers for 2013, as disclosed under SEC rules, including the Compensation Discussion and Analysis, the compensation tables and related material included in this Proxy Statement.”

While this is an advisory vote and is not binding on the Company, the Board of Directors and the Compensation Committee expect to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation decisions.

The Board of Directors recommends that you vote FOR the resolution approving the Company’s 2013 executive compensation.

EXECUTIVE OFFICERS

The following section provides certain information regarding the current executive officers of the Company. Unless otherwise stated, each person has held the position indicated for at least the past five years. Except as otherwise noted, there are no family relationships between any of the directors or executive officers of the Company.

For information on Mr. Heistand, please see his biography provided above under the caption “Corporate Governance and Board Matters—Director Qualifications and Biographical Information.”

DAVID R. O’REILLY, Age 39

Mr. O’Reilly has served as the Company’s Executive Vice President and Chief Investment Officer since November 2011 and as Chief Financial Officer since August 2012. He served as the Company’s Interim Chief Financial Officer from May 2012 through August 2012. He served as Executive Vice President of Banyan Street Capital, a real estate investment firm, from August 2011 through October 2011 and as director of Capital Markets for Eola from August 2009 through May 2011. Mr. O’Reilly served in the investment banking industry as Senior Vice President of Barclays Capital Inc. from September 2008 through June 2009 and in a similar capacity for Lehman Brothers from August 2001 through September 2008. Mr. O’Reilly received a B.S. from Tufts University and an M.B.A. from Columbia University.

M. JAYSON LIPSEY, Age 35

Mr. Lipsey has served as the Company’s Executive Vice President and Chief Operating Officer since October 2011. He served as Senior Vice President and Fund Manager from May 2010 through October 2011 and as Vice President and Fund Manager of the Company from May 2008 through May 2010. Mr. Lipsey received a B.S. from Washington and Lee University and an M.B.A. from the Darden Graduate School of Business at the University of Virginia. Prior to attending graduate school, Mr. Lipsey served as Regional Property Manager for the Company from 2004 to 2005 and as Asset Manager from 2005 through 2006.

JEREMY R. DORSETT, Age 36

Mr. Dorsett has served as the Company’s Executive Vice President and General Counsel since September 2012 and as the Company’s Secretary since February 2013. Prior to joining the Company, Mr. Dorsett served as in-house counsel for TPG, where he served as chief legal officer for real estate investing activities, from October 2008 through August 2012. Prior to joining TPG, Mr. Dorsett was a corporate and securities attorney at Baker Botts L.L.P., a law firm in Houston, Texas, from May 2004 through August 2008. Mr. Dorsett received a B.A. from the University of Tulsa, an M.A. from Rice University and a J.D. from the University of Texas at Austin.

HENRY F. PRATT III, Age 54

Mr. Pratt has served as Executive Vice President of Asset Management and Third Party Services of the Company since May 2011. Mr. Pratt held various positions at Eola between April 2000 and May 2011, serving as its Senior Vice President of Operations of Eola from April 2000 to January 2002, its Chief Operating Officer and principal from January 2002 through May 2009 and its Chief Operating Officer and President from May 2009 through May 2011. At Eola, Mr. Pratt was responsible for managing all day-to-day operations. Prior to Eola, Mr. Pratt served as Director of Operations with Highwoods Properties, Inc. from October 1997 to April 2000.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains the Company’s compensation objectives, policies and practices with respect to the Company’s President and Chief Executive Officer, Chief Financial Officer, the three other most highly compensated executive officers as of the end of 2013 as determined in accordance with applicable SEC rules, and one former executive officer, who are collectively referred to as the Company’s “Named Executive Officers.” The Company’s Named Executive Officers are as follows: James R. Heistand, President and Chief Executive Officer; David R. O’Reilly, Executive Vice President, Chief Financial Officer and Chief Investment Officer; M. Jayson Lipsey, Executive Vice President and Chief Operating Officer; Jeremy R. Dorsett, Executive Vice President and General Counsel; Henry F. Pratt III, Executive Vice President of Asset Management and Third Party Services; and Mandy M. Pope, former Executive Vice President and Chief Accounting Officer.

The Compensation Committee

The Compensation Committee of the Board of Directors consists of Messrs. Cannada, Davis and Metz and Ms. Dotter. Mr. Cannada, who has served on the Board of Directors for approximately four years, is the Committee Chairman. Each member of the Compensation Committee qualifies as an independent director under NYSE listing standards. The Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available in the “Investors” section of the Company’s website (www.pky.com). The Compensation Committee meets as often as necessary to perform its duties and responsibilities. The Compensation Committee held eight meetings during the year ended December 31, 2013 and has held four meetings so far during 2014. The Compensation Committee typically meets with senior management and, where appropriate, with outside advisors. The Compensation Committee considers whether or not to engage a consultant to assist with the development of compensation programs and has engaged such consultants from time to time. The Compensation Committee also regularly meets in executive session without management.

The Compensation Committee Process

Compensation of the Chief Executive Officer is determined solely by the Compensation Committee with the Chief Executive Officer playing a supportive role in the compensation-setting process for other Named Executive Officers. The Compensation Committee meets in executive session each year to evaluate the performance of the Chief Executive Officer, to determine the appropriate bonus payment, if any, based on the goals established for the prior calendar year, and to establish performance goals for the current calendar year. Additionally, the Compensation Committee approves the base salaries for the next calendar year for the Named Executive Officers and considers and approves any grants to them of equity incentive compensation.

Generally in the first quarter of each fiscal year, the Compensation Committee establishes corporate performance goals for the Named Executive Officers and individual performance goals for the Chief Executive Officer. The Chief Executive Officer is responsible for establishing the individual performance goals for the other Named Executive Officers. The Compensation Committee engages in an active dialogue with the Chief Executive Officer concerning strategic objectives and performance targets and establishes the appropriateness of the financial measures used in incentive plans.

In late 2011, the Company set out a new strategy and throughout 2012 executed on this strategy. During this time, there was significant turnover among the executive management team, and a substantially new Compensation Committee was constituted as a result of the TPG Pantera transaction. To ensure that the Company had in place a compensation program that would attract and retain talented executives necessary for the Company to succeed in implementing its strategy, the Compensation Committee engaged FTI Consulting, Inc. (“FTI”) in the latter half of 2012 to perform a comprehensive review of all elements of the Company’s compensation program and make recommendations to ensure that the Company maintains competitive market best practice philosophies. FTI provided a proposed compensation program that it considered competitive compared to a survey of current compensation at other comparable REITs, including all components of total compensation. Further, FTI advised on the structure of a new long-term equity incentive plan that would offer the necessary levels of equity awards to provide meaningful incentives to members of the management team. The Compensation Committee took the FTI recommendations into account in determining a targeted compensation level for each of the Named Executive Officers for 2013. The Compensation Committee did not apply a formula or assign FTI’s survey data a relative weight or target a certain percentile to benchmark compensation for the Named Executive Officers. Instead, it made a determination for each individual after considering such results collectively. In making this determination, the Compensation Committee also considered the relative compensation levels among the Company’s Named Executive Officers and the Company’s total general and administrative expenses. The Compensation Committee also considered industry conditions and the overall effectiveness of the Company’s compensation program in achieving desired performance levels.

Compensation Consultant

As described above, during the latter half of 2012, the Compensation Committee engaged FTI to perform a comprehensive review of the Company’s compensation program and make recommendations to insure that the Company maintains objectives and competitive market best practice philosophies. During the latter half of 2013, the Compensation Committee re-engaged FTI to conduct a peer group analysis of the compensation paid to named executive officers and provide a summary of current industry trends. The Company’s Compensation Committee selected FTI as consultants because of their expertise and reputation in the real estate industry. The Company has no affiliation with FTI and the firm provided services solely to the Compensation Committee. FTI does not provide any other services to the Company. The engagement of FTI did not raise any conflicts of interest.

Consideration of Most Recent Say on Pay Vote

At the Annual Meeting of Stockholders on May 16, 2013, over 91% of the shares voted were voted in support of the compensation of the Company’s Named Executive Officers, as discussed and disclosed in the 2013 proxy statement. The Compensation Committee appreciates and values the views of the Company’s stockholders. In considering the results of this most recent advisory vote on executive compensation, the Compensation Committee concluded that the compensation paid to executive officers and the Company’s overall pay practices have strong stockholder support. Although changes were made to the Company’s executive compensation program for 2013 as described herein, no significant changes were made as a result of the advisory vote.

At the Annual Meeting of Stockholders on May 12, 2011, the stockholders expressed a preference that advisory votes on executive compensation occur every year. Consistent with this preference, the Board of Directors determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of stockholder votes on the compensation of executives, which will occur no later than the 2017 annual meeting.

Compensation Philosophy

The Compensation Committee seeks to achieve the following goals with the Company’s executive compensation programs:

•

to align the interests of management and stockholders through the use of incentive compensation directly related to corporate performance and through the use of stock-based incentives that result in increased Common Stock ownership by management;

•	to provide sufficient total compensation for executives to attract and retain performance-oriented leaders whose talents and abilities allow the Company to accomplish its strategies;

•	to foster a long-term commitment by management; and

•	to foster a performance-oriented environment.

The Compensation Committee seeks to foster a performance-oriented environment by tying a significant portion of each executive’s cash and equity compensation to the achievement of performance targets that are important to the Company and its stockholders.

Elements of Executive Compensation

The key elements of executive compensation are base salary, bonus, annual non-equity incentive compensation and long-term incentive compensation. To promote a performance-based culture that links the interests of management and stockholders, the Compensation Committee has developed a compensation program that focuses extensively on variable, performance-based compensation. The Compensation Committee does not employ a formula for determining the relationship among the different elements of compensation but it does recognize that the Company’s executives have a greater ability to influence the Company’s financial performance through their decisions. Accordingly, the percentage of an executive’s total direct compensation that is comprised of incentive compensation increases with their level of individual responsibility.

Annual Base Compensation. The main purpose of annual base compensation is to provide salary levels sufficient to attract and retain executive officers. In determining annual base salaries, the Compensation Committee considers the executive’s qualifications and experience, scope of responsibilities and future potential, the goals established for the executive, the executive’s past performance, competitive salary practices at other public real estate investment trusts, internal pay equity and the overall level of general and administrative expenses of the Company. For 2013, the annual base compensation for each of Messrs. Heistand, O’Reilly, Lipsey, Dorsett and Pratt was $600,000, $375,000, $325,000, $325,000 and $324,808, respectively.

Annual Cash Bonus. Each Named Executive Officer has an opportunity to earn an annual cash bonus, which is designed to encourage and reward individual achievement during the year. For 2013, the target cash bonus that each of the Company’s Named Executive Officers was eligible to receive, pursuant to the terms of their respective employment agreements, was based on a percentage of base salary for each officer as follows: Mr. Heistand (70%), Mr. O’Reilly (40%), Mr. Lipsey (30%), Mr. Dorsett (25%) and Mr. Pratt (30%). Of the total potential cash bonus for each officer, 100% is awarded at the discretion of the officer’s immediate supervisor or the Compensation Committee, as the case may be, based on the achievement of predetermined individual performance goals that pertain to the officer’s area of responsibility. The individual performance goals vary considerably from one executive to another, as a reflection of their different roles within the Company. See “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements” for a discussion of the terms of the employment agreements.

Generally, the goals of the executives involve targets for acquisitions and dispositions within the criteria set by the Company, capital allocation, balance sheet optimization, targets for occupancy, customer retention and rental rate growth and improvement in processes for operational and financial reporting. After the end of each year, each officer’s performance is assessed by the officer’s direct supervisor (or the Compensation Committee in the case of the Chief Executive Officer). Based upon these evaluations, the Chief Executive Officer determines the appropriate bonus to be paid to each Named Executive Officer, other than himself, and makes a report to the Compensation Committee. The Compensation Committee determines the appropriate bonus to be paid to the Chief Executive Officer. For 2013, each Named Executive Officer earned 100% of his or her relevant bonus amount relating to these individual performance goals.

The accomplishments that were considered in determining the achievement of the annual cash bonuses for the Named Executive Officers included the following items:

•	completion of a strategic merger transaction with TPGI, significantly improving the Company’s Houston, Texas assets and gaining access at scale to the Austin, Texas market;

•	purchase of an additional nine high-quality assets, including Lincoln Place, which gained the Company access to the Miami market;

•	strategically disposing of non-core assets, including assets in Columbia, South Carolina and Nashville, Tennessee;

•

completion of one underwritten offering of common stock, generating proceeds to the Company of approximately $209.1 million, a portion of which were used to redeem the Company’s 8.00% Series D Cumulative Redeemable Preferred Stock (the “Series D Preferred Stock”);

•	completion of approximately 2.4 million square feet of leasing;

•	achieving a customer retention rate of 73.3%, which was 910 basis points higher than customer retention for the year ended December 31, 2012;

•	increasing occupancy to 88.9%, with the portfolio 90.2% leased;

•	increasing average in-place rents by $3.50 per square foot to $27.65 per square foot; and

•	increasing the Common Stock dividend by 67%, from an annualized distribution rate of $0.45 per share to $0.75.

These accomplishments substantially improved the quality of the Company’s portfolio while strengthening financial flexibility. These accomplishments also contributed to a substantial increase in the Company’s stock price.

Also, in December 2012, the Compensation Committee approved a special discretionary cash bonus to executive officers in recognition of the Company’s substantial achievements during 2012. These bonuses will be paid to executives over four years, subject to the executive officer’s continued employment with the Company. In 2013, the following payments were made to the Named Executive Officers pursuant to this special discretionary bonus: $525,000 to Mr. Heistand, $250,000 to Mr. O’Reilly, $125,000 to Mr. Lipsey, $56,250 for Mr. Dorsett and $68,750 to Mr. Pratt.

Annual Non-Equity Incentive Compensation. Each Named Executive Officer has an opportunity to earn annual non-equity incentive compensation, which is based upon the Company’s performance and is intended to align the interests of management with those of the Company’s stockholders. For 2013, the maximum non-equity incentive compensation was based on a percentage of the executive’s base compensation as follows: Mr. Heistand (70%), Mr. O’Reilly (40%), Mr. Lipsey (30%), Mr. Dorsett (25%) and Mr. Pratt (30%). The non-equity incentive compensation was based on the amount of the Company’s modified funds from operations (“FFO”) per share compared to the goal set by the Compensation Committee. Modified FFO per diluted share is defined as the National Association of Real Estate Investment Trusts (“NAREIT”) defined FFO per share as reported to the public, adjusted to remove certain items that the Compensation Committee believes do not reflect the true economic results of operating real estate. These adjustments include, but are not limited to, the amortization of above/below market leases and acquisition costs (ASC 805), any non-cash charges required under GAAP, expenses related to the early extinguishment of debt, the expense of original issue cost associated with redemption of preferred stock, the gain or loss on sales, any reserves or recorded expenses related to litigation, employee severance costs, expenses associated with share-based compensation, and any other unusual items. In addition, the modified FFO per diluted share targets and actual results do not include the impact of any acquisitions or dispositions or material changes in the capitalization of the Company (i.e. common equity issuance) beyond those assumed in the approved budget. The Compensation Committee, at its sole discretion, may elect to adjust for other items that arise during the relevant year. The Compensation Committee, after an analysis of the Company’s internally prepared estimate of modified FFO for 2013, established the adjusted FFO goal for non-equity incentive compensation at $1.20 per diluted share for the achievement of threshold performance and $1.40 per diluted share for the maximum performance goal for 2013. These goals were determined by the Compensation Committee to be reasonable and challenging targets given the general market conditions for real estate and specifically for office properties, the knowledge that several large customers would be vacating space within the Company’s portfolio, and the high levels of capital required to replace customers and increase occupancy. For 2013, actual modified FFO was determined to be $1.55 per diluted share, therefore, the entire award was deemed earned, and 100% of the annual non-equity incentive compensation was paid.

Long-Term Incentive Compensation. The Company’s long-term incentive compensation plan is designed to provide the Company’s management team, on a broadly distributed basis, with the potential to earn equity awards.

In July 2010, the Compensation Committee approved long-term equity incentive awards and cash incentive awards to officers of the Company consisting of performance-based awards subject to both an absolute and relative total return goal. The Company’s Board of Directors, upon the recommendation of the Compensation Committee, established performance goals in connection with the Company’s three year operating plan that began July 1, 2010. FPL Associates L.P. assisted the Compensation Committee in developing these long-term performance goals. The performance goals were based upon the Company’s (i) absolute compounded annual total return to stockholders (“TRTS”) and (ii) absolute compounded annual TRTS relative to the compounded annual return of the MSCI US REIT (“RMS”) Index calculated on a gross basis. As of June 30, 2013, which was the end of the performance period, the Company did not achieve the performance goals and the performance-based awards did not vest and no cash payments were made to the officers. In addition, in July 2010, the Company also granted certain time-based awards that vest over a four year period beginning on the first anniversary of the date of grant.

On March 2, 2013, the Compensation Committee approved the grant of stock options, profits interest units (“LTIP units”) and restricted stock units (“RSUs”) under the Parkway Properties, Inc. and Parkway Properties LP 2013 Omnibus Equity Incentive Plan (the “2013 Equity Plan”) to certain of the Company’s employees and executive officers, subject to approval of the 2013 Equity Plan. The 2013 Equity Plan was approved by the Company’s stockholders on May 16, 2013. These stock options and a portion of these RSUs are subject to time-based vesting; they will vest in increments of 25% per year on each of the first, second, third and fourth anniversaries of the grant date, subject to the grantee’s continued service. These LTIP units and a portion of these RSUs are subject to performance-based vesting; they will vest based on the attainment of TRTS targets during the performance period running from March 2, 2013 to March 1, 2016, subject to the grantee’s continued service. The grants made to the Named Executive Offices, except Ms. Pope who resigned on January 25, 2013, are below.

Name	Number of Shares Underlying Options	Number of LTIP Units	Number of RSUs (Time-Vested)
James R. Heistand	950,000	45,600	30,400
David R. O’Reilly	450,000	24,000	16,000
M. Jayson Lipsey	225,000	14,951	9,966
Jeremy R. Dorsett	100,000	14,951	9,966
Henry F. Pratt III	125,000	14,941	9,960

In addition, the Compensation Committee granted additional equity awards in connection with the Company entering into employment agreements with the Named Executive Officers, except Ms. Pope. On July 8, 2013, Mr. Heistand received 100,000 RSUs and 100,000 LTIP units. On October 25, 2013, Mr. O’Reilly received 94,335 RSUs, Mr. Lipsey received 47,167 RSUs, Mr. Dorsett received 20,807 RSUs and Mr. Pratt received 26,360 RSUs. The RSUs vest in equal installments on each of the first, second and third anniversaries of the grant date, subject to the executive’s continued employment on each vesting date. The LTIP units are subject to performance-based vesting based on the Company’s achievement of specified TRTS targets over a three-year performance period.

Other Compensation. Unless otherwise noted, the amounts shown in the Summary Compensation Table under the heading “All Other Compensation” represent the value of Company matching contributions to the Named Executive Officers’ 401(k) accounts, the amount of premium paid for additional disability insurance for executive officers and the amount of premium paid by the Company for group term life insurance, and for 2012, amounts paid upon relocation. The Company provides single health insurance, long-term disability, long-term care insurance, medical reimbursement plans and an Employee Stock Purchase Plan that allows participants to purchase stock at a discount from the market price at the date of purchase. These benefits do not discriminate in scope, terms or operation in favor of the Company’s officers and are therefore not included in the Summary Compensation Table.

Chief Executive Officer Compensation

The Compensation Committee meets at least annually to evaluate the Chief Executive Officer’s performance and to determine his compensation. In considering Mr. Heistand’s compensation, the Compensation Committee considers his principal responsibilities, which are to provide overall vision and strategic direction, to attract and retain highly qualified employees and to develop and maintain strong relationships with the overall investment and financial community.

The Compensation Committee reviewed a summary listing of all of Mr. Heistand’s compensation and perquisites received from the Company. Based upon all relevant factors, the Compensation Committee believes that Mr. Heistand’s total compensation is reasonable relative to the average and median compensation for other CEOs within the REIT industry.

Compensation Policies

Internal Pay Equity. The Compensation Committee believes that internal equity is an important factor to be considered in establishing compensation. The Compensation Committee has not established a policy regarding the ratio of total compensation of the Chief Executive Officer to that of the Company’s other employees, but it does review compensation levels to ensure that appropriate equity exists. The Compensation Committee intends to continue to review internal compensation equity and may adopt a formal policy in the future if it deems such a policy to be appropriate.

Compensation Deductibility Policy. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, the Company may not receive a federal income tax deduction for compensation paid to the Chief Executive Officer or any of the three other most highly compensated executive officers, excluding the Chief Financial Officer, to the extent that any of the persons receive more than $1,000,000 in qualified non-performance-based compensation in any one year. To maintain flexibility in compensating officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible on the Company’s federal income tax returns. Instead, although the Compensation Committee will be mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, the Compensation Committee nevertheless reserves the right to structure compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

Timing of Grants. Stock awards to the Company’s officers are typically granted annually in conjunction with the review of the individual performance of each officer. This review takes place at a regularly scheduled meeting of the Compensation Committee. Additionally, stock awards are granted to each non-employee director on the date of the Company’s annual meeting of stockholders.

Stock Ownership Guidelines. The Board of Directors believes that it is important for directors and officers to acquire a substantial ownership position in the Company to underscore the level of commitment the management team has to the future success of the business and to align their economic interests with that of the stockholders. The Company’s amended Non-Employee Director’s Stock Ownership and Stock Retention Policy requires each non-employee director who has served for at least five years to own shares of Common Stock with a market value of a minimum of three times the annual retainer fee. The Non-Employee Director’s Stock Ownership and Stock Retention Policy does not apply to the TPG Nominated Directors. In addition, the Company’s guidelines strongly encourage Common Stock ownership by officers as follows:

Position	Share Ownership at a Multiple of Base Salary
Chief Executive Officer/President	4 times
Other Executive and Senior Vice Presidents	3 times
Vice Presidents	1 time

Hedging Company Securities. The Company has adopted a policy that prohibits each director and employee, including executive officers, from engaging in short sales of the Company’s securities. In addition, the policy also prohibits the Company’s directors and employees from engaging in any hedging or monetization transactions involving the Company’s securities or from purchasing or selling any put or call option contract or similar instrument with respect to the Company’s securities.

2014 Compensation Program

On December 17, 2013, the Compensation Committee approved 2014 annual base salaries for the Company’s executive officers. The maximum cash bonus that each of the Company’s executive officers is eligible to receive with respect to 2014 is calculated as a percentage of base salary for each officer as follows: Mr. Heistand (75%), Mr. O’Reilly (45%), Mr. Lipsey (37.5%), Mr. Dorsett (30%) and Mr. Pratt (30%). Of the total potential cash bonus for each officer, 100% will be awarded at the discretion of the officer’s immediate supervisor or the Compensation Committee, as the case may be, based on the achievement of predetermined individual performance goals that pertain to the officer’s area of responsibility.

The Compensation Committee also approved annual non-equity incentive compensation that each of the Company’s executive officers is eligible to receive upon achievement of formulated targets for modified EBITDA. Modified EBITDA is defined as the Company’s recurring cash net operating income, plus straight-line rent, less recurring general and administrative expense, plus non-cash compensation expense, calculated on a same-store pool of assets. The maximum cash incentive that each of the Company’s executive officers is eligible to receive with respect to 2014 is calculated as a percentage of base salary for each officer as follows: Mr. Heistand (75%), Mr. O’Reilly (45%), Mr. Lipsey (37.5%), Mr. Dorsett (30%) and Mr. Pratt (30%).

The following table lists the 2014 salary for the Company’s executive officers, as well as the maximum possible payout under cash bonus awards and non-equity incentive plan compensation that such officer is eligible to receive with respect to 2014 if the individual and Company performance goals are met or exceeded:

Name	2014 Salary	Special Discretionary Bonus (1)	Maximum Possible Payout Under Cash Bonus Awards	Maximum Possible Payout Under Non-Equity Incentive Award
James R. Heistand	$700,000	$525,000	$525,000	$525,000
David R. O’Reilly	$400,000	$250,000	$180,000	$180,000
M. Jayson Lipsey	$375,000	$125,000	$140,625	$140,625
Jeremy R. Dorsett	$350,000	$56,250	$105,000	$105,000
Henry F. Pratt III	$350,000	$68,750	$105,000	$105,000

(1)	On December 19, 2012, the Compensation Committee of the Board of Directors approved a special discretionary bonus to certain of the Company’s executive officers, payable 25% in 2012, with additional payments of 25% in 2013, 2014 and 2015, subject to the executive’s continued employment with the Company. Only the 25% of the special discretionary bonus that is payable in 2014 is included in this column.

In addition, on March 17, 2014 the Compensation Committee approved the following grants for the executive officers:

Name	Number of LTIP Units (1)	Number of RSUs (Time-Vested) (2)
James R. Heistand	44,334	29,555
David R. O’Reilly	22,000	14,666
M. Jayson Lipsey	18,000	12,000
Jeremy R. Dorsett	16,800	11,200
Henry F. Pratt III	15,000	10,000

(1)	Represents performance-based LTIP units that will vest based on the attainment of TRTS targets during the performance period running from March 17, 2014 to March 16, 2017, subject to the executive’s continued employment with the Company. Subject to the satisfaction of the vesting requirements and certain restrictions set forth in the limited partnership agreement of Parkway Properties LP, each LTIP unit may be converted, at the election of the executive or the Company, into a unit of limited partnership interest in the Company’s operating partnership (“OP unit”). Each OP unit acquired upon conversion of an LTIP unit may be redeemed, at the election of the executive, for cash equal to the then fair market value of a share of common stock, except that the Company may, at its election, acquire each OP unit so presented for redemption for one share of common stock.
(2)	Represents time-based RSU awards that will vest 25% on each of the first, second, third and fourth anniversaries of the grant date, subject to the executive’s continued employment with the Company.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

CHARLES T. CANNADA, CHAIR

KELVIN L. DAVIS

LAURIE L. DOTTER

ADAM S. METZ

Summary Compensation Table

The following table summarizes for the years ended December 31, 2013, 2012 and 2011, the amount of compensation paid by the Company to the Named Executive Officers.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
James R. Heistand	2013	$600,000	$945,000	$3,707,560	$3,961,500	$420,000	$11,938	$9,645,998
President and Chief Executive Officer (5)	2012	$600,000	$945,000	$—	$—	$420,000	$11,627	$1,976,627
	2011	$320,361	$88,441	$628,406	$—	$88,441	$7,221	$1,132,870

David R. O’Reilly	2013	$374,808	$399,923	$2,320,804	$1,876,500	$149,923	$9,346	$5,131,304
Executive Vice President, Chief Financial Officer and Chief Investment Officer (6)	2012	$325,000	$420,000	$27,405	$—	$130,000	$9,041	$911,446
	2011	$56,250	$48,542	$—	$—	$13,541	$81	$118,414

M. Jayson Lipsey	2013	$324,904	$222,471	$1,229,519	$938,250	$97,471	$9,207	$2,821,822
Executive Vice President and Chief Operating Officer (7)	2012	$300,000	$230,000	$27,405	$—	$90,000	$9,007	$656,412
	2011	$196,061	$37,670	$16,906	$—	$37,669	$54,537	$342,843

Jeremy Dorsett	2013	$325,000	$137,500	$738,169	$417,000	$81,250	$9,330	$1,708,249
Executive Vice President, General Counsel and Secretary (8)	2012	$100,000	$137,500	$—	$—	$81,250	$12,064	$330,814
	2011	$—	$—	$—	$—	$—	$—	$—

Henry F. Pratt III	2013	$324,808	$166,192	$841,455	$521,250	$97,442	$10,051	$1,961,198
Executive Vice President of Asset Management and Third Party Services (9)	2012	$324,808	$166,192	$—	$—	$97,442	$9,822	$598,624
	2011	$197,447	$49,754	$171,092	$—	$49,753	$4,359	$472,405

Mandy M. Pope	2013	$—	$—	$—	$—	$—	$617,700	$617,700
Executive Vice President and Chief Accounting Officer (10)	2012	$250,000	$190,000	$16,443	$—	$62,500	$9,148	$528,091
	2011	$228,375	$89,966	$28,528	$—	$39,966	$8,670	$395,505

(1)	Bonus includes the annual bonus that is based on a percentage of the executive’s base compensation and is paid in cash upon the individual’s achievement of certain individual performance goals specific to that officer’s area of responsibility. Bonus also includes the special discretionary bonus approved by the Compensation Committee on December 19, 2012 and payable 25% in 2012, 2013, 2014 and 2015 and other discretionary bonuses approved by the Compensation Committee in recognition of individual job performance.
(2)	Represents the grant date fair value of the stock award, LTIP unit award or option award, as applicable, determined in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the SEC.
(3)	Non-Equity Incentive Plan Compensation is based on a percentage of the executive’s base compensation and is paid in cash based upon the Company’s achievement of the modified FFO performance goal set by the Compensation Committee.
(4)	For each Named Executive Officer, other than Ms. Pope, the amount shown in this column represents the Company’s contribution to its 401(k) Plan for the Named Executive Officer’s benefit, the amount of premium paid for additional disability insurance for executive officers and the amount of premium paid by the Company for group term life insurance on the Named Executive Officer’s life, and for 2012, relocation expenses. The value of certain perquisites and other personal benefits, including single health insurance, long-term disability, long-term care insurance, certain wellness plan benefits and parking, are not shown in the table because these benefits do not discriminate in scope, terms or operation in favor of the Company’s executive officers. The value of the Company’s contribution to its 401(k) Plan for each of the Named Executive Officers in 2013 was $8,750.
(5)	Mr. Heistand served as Executive Chairman of the Board of Directors from June 1, 2011 through November 30, 2011 and has served as President and Chief Executive Officer since December 1, 2011. Mr. Heistand’s annualized salary for 2011 was $544,405.
(6)	Mr. O’Reilly has served as Executive Vice President and Chief Investment Officer of the Company since November 1, 2011. He also served as Interim Chief Financial Officer from May 2012 through his appointment as Chief Financial Officer in August 2012. Mr. O’Reilly’s annualized salary for 2011 was $325,000.
(7)	All other income for Mr. Lipsey in 2011 included reimbursement of relocation costs of $45,951 upon his relocation from Jackson, Mississippi to Orlando, Florida.
(8)	Mr. Dorsett has served as the Executive Vice President and General Counsel of the Company since September 2012. All other compensation for Mr. Dorsett for 2012 included reimbursement of relocation costs of $8,009. Mr. Dorsett’s annualized salary for 2012 was $325,000.
(9)	Mr. Pratt has served as the Executive Vice President of Asset Management and Third Party Services since May 18, 2011. Mr. Pratt’s annualized salary for 2011 was $320,000.
(10)	Ms. Pope served as Executive Vice President and Chief Accounting Officer until January 25, 2013. All other compensation includes severance payments of $514,031 and consulting fees of $103,669 paid subsequent to Ms. Pope’s departure.

2013 Grants of Plan-Based Awards

The following table provides additional information with respect to stock and option awards granted to the Named Executive Officers during 2013. The categories of awards set forth below are each described above under the heading “Compensation of Executive Officers—Compensation Discussion & Analysis—Elements of Executive Compensation.”

Name	Grant Date	Approval Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards (# of shares)		All Other Stock Awards (# of shares)	All Other Option Awards (# of shares)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards (2)
			Threshold	Maximum	Threshold	Maximum
James R. Heistand
Annual Cash Incentive (3)	February 7, 2013	—	$84,000	$420,000	—	—	—	—	—	—
Time-Based Award (4)	May 16, 2013	March 2, 2013	—	—	—	—	30,400	—	—	$585,200
Time-Based Award (5)	May 16, 2013	March 2, 2013	—	—	—	—	—	950,000	$17.21	$3,961,500
Performance-Based Award (6)	May 16, 2013	March 2, 2013	—	—	22,800	45,600	—	—	—	$483,360
Time-Based Award (7)	July 8, 2013	—	—	—	—	—	100,000	—	—	$1,769,000
Performance-Based Award (8)	July 8, 2013	—	—	—	50,000	100,000	—	—	—	$870,000
David R. O’Reilly
Annual Cash Incentive (3)	February 7, 2013	—	$30,000	$150,000	—	—	—	—	—	—
Time-Based Award (4)	May 16, 2013	March 2, 2013	—	—	—	—	16,000	—	—	$308,000
Time-Based Award (5)	May 16, 2013	March 2, 2013	—	—	—	—	—	450,000	$17.21	$1,876,500
Performance-Based Award (6)	May 16, 2013	March 2, 2013	—	—	12,000	24,000	—	—	—	$254,400
Time-Based Award (7)	October 25, 2013	—	—	—	—	—	94,335	—	—	$1,758,404
M. Jayson Lipsey
Annual Cash Incentive (3)	February 7, 2013	—	$19,500	$97,500	—	—	—	—	—	—
Time-Based Award (4)	May 16, 2013	March 2, 2013	—	—	—	—	9,966	—	—	$191,846
Time-Based Award (5)	May 16, 2013	March 2, 2013	—	—	—	—	—	225,000	$17.21	$938,250
Performance-Based Award (6)	May 16, 2013	March 2, 2013	—	—	7,475	14,951	—	—	—	$158,481
Time-Based Award (7)	October 25, 2013	—	—	—	—	—	47,167	—	—	$879,193
Jeremy R. Dorsett
Annual Cash Incentive (3)	February 7, 2013	—	$16,250	$81,250	—	—	—	—	—	—
Time-Based Award (4)	May 16, 2013	March 2, 2013	—	—	—	—	9,966	—	—	$191,846
Time-Based Award (5)	May 16, 2013	March 2, 2013	—	—	—	—	—	100,000	$17.21	$417,000
Performance-Based Award (6)	May 16, 2013	March 2, 2013	—	—	7,470	14,951	—	—	—	$158,481
Time-Based Award (7)	October 25, 2013	—	—	—	—	—	20,807	—	—	$387,842
Henry F. Pratt III
Annual Cash Incentive (3)	February 7, 2013	—	$19,488	$97,440	—	—	—	—	—	—
Time-Based Award (4)	May 16, 2013	March 2, 2013	—	—	—	—	9,960	—	—	$191,730
Time-Based Award (5)	May 16, 2013	March 2, 2013	—	—	—	—	—	125,000	$17.21	$521,250
Performance-Based Award (6)	May 16, 2013	March 2, 2013	—	—	7,470	14,941	—	—	—	$158,375
Time-Based Award (7)	October 25, 2013	—	—	—	—	—	26,360	—	—	$491,350
Mandy M. Pope (9)

(1)	The Compensation Committee approved the grant of stock options, LTIP units and RSU awards under the 2013 Equity Plan on March 2, 2013 to certain of the Company’s employees and executive officers, subject to approval of the 2013 Equity Plan. The 2013 Equity Plan was approved by the Company’s stockholders on May 16, 2013.

(2)	Represents the grant date fair value of the award determined in accordance with FASB ASC 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the SEC.
(3)	Represents the possible payouts under the Company’s 2013 non-equity incentive plan set by the Compensation Committee on February 7, 2013 and discussed above. This annual non-equity incentive plan payment was earned upon achievement of the modified FFO goal for 2013, which was set by the Compensation Committee. The actual amount earned by each Named Executive Officer in 2013 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.
(4)	Represents the time-based RSU awards that will vest 25% on each of the first, second, third and fourth anniversaries of the approval date, subject to the executive’s continued employment with the Company.
(5)	Represents options that will vest 25% on each of the first, second, third and fourth anniversaries of the approval date, subject to the executive’s continued employment with the Company.
(6)	Represents the performance-based LTIP unit awards granted on May 17, 2013 that will vest based on the attainment of TRTS targets during the performance period running from March 2, 2013 to March 1, 2016, subject to the executive’s continued employment with the Company. Subject to the satisfaction of the vesting requirements and certain restrictions set forth in the limited partnership agreement of Parkway Properties LP, each LTIP unit may be converted, at the election of the executive or the Company, into an OP unit. Each OP unit acquired upon conversion of an LTIP unit may be redeemed, at the election of the executive, for cash equal to the then fair market value of a share of common stock, except that the Company may, at its election, acquire each OP unit so presented for redemption for one share of common stock.
(7)	Represents the time-based RSU awards that will vest on each of the first, second and third anniversaries of the grant date, subject to the executive’s continued employment with the Company.
(8)	Represents the performance-based LTIP unit awards granted on July 8, 2013 that will vest based on the attainment of TRTS targets during the performance period running from July 8, 2013 to July 7, 2016, subject to the executive’s continued employment with the Company. Subject to the satisfaction of the vesting requirements and certain restrictions set forth in the limited partnership agreement of Parkway Properties LP, each LTIP unit may be converted, at the election of the executive or the Company, into an OP unit. Each OP unit acquired upon conversion of an LTIP unit may be redeemed, at the election of the executive, for cash equal to the then fair market value of a share of common stock, except that the Company may, at its election, acquire each OP unit so presented for redemption for one share of common stock.
(9)	Ms. Pope did not receive non-equity incentive awards or equity awards in 2013.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

On July 8, 2013, the Company entered into an employment agreement with Mr. James R. Heistand and on October 25, 2013, the Company entered into employment agreements with its four other executive officers: David R. O’Reilly, M. Jayson Lipsey, Jeremy R. Dorsett and Henry F. Pratt III. The employment agreements replace certain Change in Control Agreements the Company previously entered into with certain of the executive officers.

Employment Agreement of James R. Heistand

The employment agreement with Mr. Heistand has a three-year term, which is subject to extension for up to an additional three years if the parties mutually agree on or before the third anniversary of the effective date of the employment agreement. In general, either party may terminate the employment during the term of the employment agreement by providing at least 60 days’ advance written notice.

The employment agreement provides for a base salary of $600,000 per year, subject to annual review, which was increased to $700,000 for 2014. Pursuant to the employment agreement, Mr. Heistand was eligible to earn an annual target cash bonus under the Company’s discretionary annual incentive plan equal to 140% of his base salary, subject to the achievement of annual performance goals, as determined by the Board of Directors or the Compensation Committee. For 2014, Mr. Heistand is eligible to earn a maximum cash bonus equal to 75% of his base salary based on the achievement of individual performance goals and 75% of his base salary based on the achievement of formulated targets for modified FFO. Mr. Heistand is also eligible to receive an annual grant of RSUs and LTIP units, subject to approval of the Board of Directors or the Compensation Committee.

In addition to the base salary, bonus amounts and equity and equity-based awards described above, Mr. Heistand is entitled to additional benefits, including participation in all employee benefit plans and programs available generally to other executives of the Company, no fewer than 25 days per full year of vacation and reimbursement of reasonable business and entertainment expenses.

The employment agreement also sets forth the executive’s rights to severance upon termination of employment. As a condition to Mr. Heistand’s receipt of the severance payments and benefits described below, the executive will be required to execute a general release and waiver in the Company’s favor and to comply with restrictive covenants in the Company’s favor. For a description of these payments and benefits, see “—Potential Payments Upon a Termination or Change in Control.”

The employment agreement also includes certain restrictive covenants in the Company’s favor. The covenants include non-competition and non-solicitation covenants during Mr. Heistand’s employment and for a specified period of time after employment, and confidentiality and non-disparagement obligations during and following his employment. The Company may recover incentive and other compensation paid to Mr. Heistand, as and to the extent required by the Company’s “clawback” policy, as in effect from time to time, and applicable law.

Employment Agreements of Messrs. O’Reilly, Lipsey, Dorsett and Pratt

The employment agreements with each of Messrs. O’Reilly, Lipsey, Dorsett and Pratt have a three-year term, which is subject to automatic renewal for additional one-year periods unless either party provides the other with 90 days’ notice of such party’s intent not to renew the employment agreement; except that upon a change in control (as defined in the employment agreement), the employment agreement will automatically extend until the later of (i) the second anniversary of the change in control, and (ii) the date on which the term of the employment agreement would otherwise have ended. In general, either party may terminate the executive’s employment during the term of the applicable employment agreement by providing at least 60 days’ advance written notice.

The employment agreements with each of Messrs. O’Reilly, Lipsey, Dorsett and Pratt provide for a base salary of $375,000, $325,000, $325,000 and $324,808 per year, respectively, subject to annual review. The base salaries were increased to $400,000, $375,000, $350,000 and $350,000, respectively, for 2014. Each of these executives was also eligible to earn an annual target cash bonus under the Company’s discretionary annual incentive plan equal to 60%, 80%, 50% and 60%, respectively, of his base salary subject to achievement of annual performance goals, as determined by the Company’s Chief Executive Officer and the board of directors or the Compensation Committee. For 2014, Messrs. O’Reilly, Lipsey, Dorsett and Pratt are each eligible to earn a maximum cash bonus equal to 45%, 37.5%, 30% and 30%, respectively, of his base salary based on the achievement of individual performance goals and 45%, 37.5%, 30% and 30%, respectively, of his base salary based on the achievement of formulated targets for modified FFO. Each executive officer is also eligible to receive an annual equity grant, subject to approval of the board of directors or the Compensation Committee.

In addition to the base salary, bonus amounts and equity and equity-based awards described above, each executive will be entitled to additional benefits, including participation in all employee benefit plans and programs available generally to other executives of the Company, reimbursement of reasonable business expenses, and vacation days to be provided in accordance with Company policy.

The employment agreements also set forth the executives’ rights to severance upon termination of employment. As a condition to each executive’s receipt of the severance payments and benefits described below, the executive will be required to execute a general release and waiver in the Company’s favor and to comply with restrictive covenants in the Company’s favor. For a description of these payments and benefits, see “—Potential Payments Upon Termination or a Change in Control.”

The employment agreements also include certain restrictive covenants in the Company’s favor. The covenants include non-competition and non-solicitation covenants during the executive’s employment and for a specified period of time after employment, and confidentiality and non-disparagement obligations during and following his employment.

Consulting Agreement

In connection with Ms. Pope’s resignation effective January 25, 2013, the Company agreed to pay Ms. Pope a severance payment of $514,031 calculated in accordance with the Change in Control Agreement dated May 13, 2010 by and between the Company and Ms. Pope. In addition, the Company entered into a Consulting Agreement pursuant to which Ms. Pope agreed to remain available on a part-time basis to assist with the transition of her duties and responsibilities to others within the Company for a consulting fee of $960 per week. The Consulting Agreement remained in effect through March 15, 2013. Ms. Pope received a lump sum payment in the amount of $88,669 at the beginning of the consulting period and received an additional $15,000 at the end of the consulting period. As a condition of receiving the benefits provided by the Consulting Agreement, Ms. Pope agreed to provide the Company with a general release of claims.

Outstanding Equity Awards at 2013 Fiscal Year-End

	Option Awards			Stock and LTIP Unit Awards
Name	Number of Shares Underlying Unexercised Options (Unexercisable) (1)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested (2)
James R. Heistand
July 8, 2013	—	—	—	—		—	50,000	(3)	964,500
July 8, 2013	—	—	—	100,000	(4)	$1,929,000	—		—
May 16, 2013	950,000	$17.21	March 2, 2023	—		—	—		—
May 16, 2013	—	—	—	—		—	22,800	(5)	439,812
May 16, 2013	—	—	—	30,400	(6)	$586,416	—		—
June 1, 2011	—	—	—	2,281	(7)	$44,000	—		—
June 1, 2011	—	—	—	5,865	(8)	$113,136	—		—
David R. O’Reilly			—
October 25, 2013	—	—	—	94,335	(4)	$1,819,722	—		—
May 16, 2013	450,000	$17.21	March 2, 2023	—		—	—		—
May 16, 2013	—	—	—	—		—	12,0000	(5)	231,480
May 16, 2013	—	—	—	16,000	(6)	$308,640	—		—
February 14, 2012	—	—	—	2,025	(8)	$39,062	—		—
M. Jayson Lipsey							—		—
October 25, 2013	—	—	—	47,167	(4)	$909,851	—		—
May 16, 2013	225,000	$17.21	March 2, 2023	—		—	—		—
May 16, 2013	—	—	—	—		—	7,475	(5)	144,193
May 16, 2013	—	—	—	9,966	(6)	$192,244	—		—
February 14, 2012	—	—	—	2,025	(8)	$39,062	—		—
January 14, 2011	—	—	—	480	(7)	$9,259	—		—
July 12, 2010	—	—	—	240	(9)	$4,630	—		—
Jeremy R. Dorsett
October 25, 2013	—	—	—	20,807	(4)	$401,367	—		—
May 16, 2013	100,000	$17.21	March 2, 2023	—		—	—		—
May 16, 2013	—	—	—	—		—	7,470	(5)	144,096
May 16, 2013	—	—	—	9,966	(6)	$192,244	—		—
Henry F. Pratt III			—
October 25, 2013	—	—	—	26,360	(4)	$508,584	—		—
May 16, 2013	125,000	$17.21	March 2, 2023	—		—	—		—
May 16, 2013	—	—	—	—		—	7,470	(5)	144,096
May 16, 2013	—	—	—	9,960	(6)	$192,128	—		—
May 18, 2011	—	—	—	622	(7)	$11,998	—		—
May 18, 2011	—	—	—	1,599	(8)	$30,844	—		—
Mandy M. Pope (10)	—	—	—	—		—	—		—

(1)	These options vest 25% on each of the first, second, third and fourth anniversaries of the approval date by the Compensation Committee, March 2, 2013, subject to the executive’s continued employment with the Company.
(2)	Determined based on the closing price of the Company’s Common Stock ($19.29) on December 31, 2013.
(3)	These performance-based LTIP unit awards vest based on the attainment of TRTS targets during the performance period running from July 8, 2013 to July 7, 2016, subject to the employee’s continued employment with the Company. The number of shares reported in the table represents the achievement of threshold performance goals. Subject to the satisfaction of the vesting requirements and certain restrictions set forth in the limited partnership agreement of Parkway Properties LP, each LTIP unit may be converted, at the election of the executive or the Company, into an OP unit. Each OP unit acquired upon conversion of an LTIP unit may be redeemed, at the election of the executive, for cash equal to the then fair market value of a share of common stock, except that the Company may, at its election, acquire each OP unit so presented for redemption for one share of common stock.
(4)	These time-based RSU awards vest on each of the first, second and third anniversaries of the grant date, subject to the executive’s continued employment with the Company.
(5)	These performance-based LTIP units will vest based on the attainment of TRTS targets during the performance period running from March 2, 2013 to March 1, 2016, subject to the executive’s continued employment with the Company. The number of shares reported in the table represents the achievement of threshold performance goals. Subject to the satisfaction of the vesting requirements and certain restrictions set forth in the limited partnership agreement of Parkway Properties LP, each LTIP unit may be converted, at the election of the executive or the Company, into an OP unit. Each OP unit acquired upon conversion of an LTIP unit may be redeemed, at the election of the executive, for cash equal to the then fair market value of a share of common stock, except that the Company may, at its election, acquire each OP unit so presented for redemption for one share of common stock.
(6)	These time-based RSU awards vest 25% on each of the first, second, third and fourth anniversaries of the approval date by the Compensation Committee, March 2, 2013, subject to the executive’s continued employment with the Company.
(7)	These time-based restricted stock awards granted pursuant to the 2011 Employee Inducement Award Plan vest 25% on each of January 14, 2012, 2013, 2014 and 2015, subject to the executive’s continued employment with the Company.
(8)	These time-based restricted stock awards granted pursuant to the 2011 Employee Inducement Award Plan vest 25% on each of January 14, 2013, 2014, 2015 and 2016, subject to the executive’s continued employment with the Company.
(9)	These time-based RSU awards vest 25% on each of the first, second, third and fourth anniversaries of the grant date, subject to the executive’s continued employment with the Company.
(10)	Ms. Pope forfeited all outstanding restricted stock holdings upon her departure in 2013.

2013 Option Exercises and Stock Vested

The following table provides information regarding restricted stock awards that vested during 2013 for each of the Named Executive Officers:

Name	Stock Awards
	Number of Shares Acquired Upon Vesting	Value Realized on Vesting (1)
James R. Heistand
2011 Employee Inducement Time-Based (2)	1,141	$17,734
2011 Employee Inducement Time-Based (2)	1,956	$30,435
David O’Reilly
2012 Time-Based (3)	675	$10,503
M. Jayson Lipsey
2010 Time-Based (4)	240	$4,030
2011 Time-Based (5)	240	$3,374
2012 Time-Based (3)	675	$10,503
Jeremy R. Dorsett (6)
Henry F. Pratt III
2011 Employee Inducement Time-Based (2)	311	$4,839
2011 Employee Inducement Time-Based (2)	534	$8,309
Mandy Pope (7)

(1)	The value realized upon vesting is determined based on the closing price of the Company’s Common Stock on the date of vesting and does not include dividends that were accrued and paid upon vesting.
(2)	On June 1, 2011, in connection with the closing of the combination with Eola, the Compensation Committee granted long-term equity awards to officers that joined the Company as a result of the Eola transaction. These awards included two separate grants: (i) 4,563 shares to Mr. Heistand and 1,245 shares to Mr. Pratt that vest 25% on each of January 14, 2012, 2013, 2014 and 2015, subject to the executive’s continued employment with the Company, and (ii) 7,821 shares to Mr. Heistand and 2,133 shares to Mr. Pratt that vest on each of January 14, 2013, 2014, 2015 and 2016, subject to the executive’s continued employment with the Company. The dividends on these time-based shares accrue from the date of grant at the same rate as on all other shares of the Company’s stock and will be paid upon vesting of the underlying shares.
(3)	On February 14, 2012, the Compensation Committee granted time-based restricted stock to the Company’s officers as part of the Company’s three year operating plan that began July 1, 2010. The dividends on these time-based shares accrue from the date of grant at the same rate as on all other shares of the Company’s stock and will be paid upon vesting of the underlying shares. These grants will vest 25% on each of January 14, 2013, 2014, 2015 and 2016, subject to the executive’s continued employment with the Company.
(4)	On July 12, 2010, the Compensation Committee granted time-based restricted stock to the Company’s officers as part of the Company’s three year operating plan that began July 1, 2010. The dividends on these time-based shares accrue from the date of grant at the same rate as on all other shares of the Company’s stock and will be paid upon vesting of the underlying shares. These grants will vest 25% July 12, 2011, 2012, 2013 and 2014, subject to the executive’s continued employment with the Company.
(5)	On January 14, 2011, the Compensation Committee granted time-based restricted stock to the Company’s officers as part of the Company’s three year operating plan that began July 1, 2010. The dividends on these time-based shares accrue from the date of grant at the same rate as on all other shares of the Company’s stock and will be paid upon vesting of the underlying shares. These grants will vest 25% on each of January 14, 2012, 2013, 2014 and 2015, subject to the executive’s continued employment with the Company.

(6)	No awards vested during 2013.
(7)	Ms. Pope forfeited all outstanding restricted stock holdings upon her departure during 2013.

Equity Compensation Plan Information

The following table sets forth the securities authorized for issuance under the Company’s equity compensation plans at December 31, 2013:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	2,431,739	(2)	$17.21	(3)	809,164	(4)
Equity compensation plans not approved by security holders (5)	12,545	(6)	—		—

Total	2,444,284	(2)(6)	$17.21	(3)	809,164	(4)(5)

(1)	The 2013 Equity Plan was approved by stockholders on May 16, 2013 and replaced the 2010 Omnibus Equity Incentive Plan (the “2010 Equity Plan”). No future awards will be made under the 2010 Equity Plan.
(2)	This amount consists of options to purchase 1,850,000 shares of Common Stock, 364,961 RSUs and 214,443 shares of Common Stock that may be issued upon conversion of OP units that may be received upon conversion of LTIP units awarded under the 2013 Plan. This amount assumes that the maximum number of shares of Common Stock are issued upon achievement of the performance targets for the performance-based LTIP units. This amount also includes 2,335 deferred incentive share units granted under the 2010 Equity Plan. This amount excludes an aggregate of 11,432 shares of Common Stock issued to certain non-employee directors in connection with their service on the Board of Directors.
(3)	The weighted-average exercise price takes into account only the outstanding options to purchase shares of Common Stock.
(4)	No securities are available for issuance under the 2010 Equity Plan. Amount reflects the issuance of 11,432 shares of Common Stock issued to certain non-employee directors in connection with their service on the Board of Directors.
(5)	The Board of Directors approved the 2011 Employee Inducement Plan (the “2011 Plan”) on May 12, 2011 in connection with the Company’s combination with Eola. No future awards will be made under the 2011 Plan.
(6)	This amount includes 12,545 deferred incentive share units granted under the 2011 Plan.

Potential Payments Upon Termination or a Change in Control

The following summarizes the payments that the Company may be required to pay to the Named Executive Officers in connection with a termination of employment or a change in control.

Employment Agreements

As described above, the Company previously entered into employment agreements with certain of its current executive officers. Regardless of the reason for termination of employment, pursuant to the Employment Agreements, each Named Executive Officer is entitled to receive any earned but unpaid base salary accrued through the date of termination and any earned but unpaid vacation pay.

Employment Agreement of James R. Heistand

If Mr. Heistand’s employment is terminated by the Company without “cause” (which includes the Company’s election not to renew or extend the Employment Agreement where Mr. Heistand is willing to extend the term), or by Mr. Heistand for “good reason,” in either case other than within the 90 days prior to or the two-year period following a change in control (as defined in the Employment Agreement), Mr. Heistand is entitled to (i) any earned but unpaid annual bonus for the preceding fiscal year on the date the amount would otherwise have been paid; (ii) an amount equal to the sum of (A) 18 months’ of his then-current base salary, plus (B) one and one-half times his then-current target bonus, payable in equal installments over a 12-month period; (iii) an additional 18 months’ time-based vesting credit on any outstanding equity or equity-based awards; (iv) continued coverage for him and his eligible dependents under the Company’s group health plans for up to 18 months following his termination of employment and the premiums for such coverage will be no greater than those charged by the Company generally to its active executive employees; and (v) payments with respect to any declared cash bonus that would otherwise have been paid within 18 months following the date of his termination of employment, to be paid following his termination.

Mr. Heistand’s employment agreement also provides that all of Mr. Heistand’s outstanding equity or equity-based awards that are subject to time-based vesting will immediately vest and be paid in full upon a change in control (as defined in the 2013 Plan), except that if accelerated payment is not permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the awards will be paid on the original payment schedule. With respect to Mr. Heistand’s awards of LTIP units granted on May 16, 2013 and in connection with entering into the employment agreement, which are subject to performance-based vesting based on the Company’s achievement of specified TRTS targets, upon a change in control (as defined in the 2013 Equity Plan), all or a portion of the award will vest based upon the Company’s performance through the date of the change in control and any portion of the award that does not vest will be forfeited.

“Cause” means in general: (i) Mr. Heistand’s continued failure to perform the material responsibilities and duties under the Employment Agreement; (ii) willful or reckless conduct by Mr. Heistand that is done or omitted to be done not in good faith and is materially injurious to the Company; (iii) Mr. Heistand’s conviction of, or pleading of guilty or nolo contendere to, a felony; (iv) Mr. Heistand’s commission or omission of any act that is materially detrimental to the best interests of the Company and that constitutes common law fraud or violation of applicable law; or (v) Mr. Heistand’s breach of any material provision of the Employment Agreement, including the restrictive covenants.

“Good reason” means in general: (i) the Company’s failure to pay material compensation when due and payable; (ii) a material diminution in Mr. Heistand’s position, duties or responsibilities; (iii) the Company’s material breach of any other material provision of the Employment Agreement; or (iv) a change in Mr. Heistand’s principal place of employment to a location more than 50 miles from such principal place of employment as of the effective date of the Employment Agreement.

If Mr. Heistand’s employment is terminated by the Company without cause, by Mr. Heistand for good reason or as a result of Mr. Heistand’s death or disability (as defined in the Employment Agreement), in each case within the 90 days prior to or the two-year period following a change in control, Mr. Heistand is entitled to (i) an amount equal to 2.9 times the sum of his then-current base salary plus his then-current target bonus, payable in a lump sum following his termination of employment if the change in control constitutes a change in the ownership or effective control or the Company or a change in the ownership of a substantial portion of the Company’s assets within the meaning of Section 409A of the Code or in equal installments over a 12-month period if it does not; (ii) the remainder of any declared cash bonus that would otherwise have been paid had his employment not terminated, to be paid following his termination; and (iii) continued coverage for him and his eligible dependents under the Company’s group health plans for up to 18 months following his termination of employment and the premiums for such coverage will be no greater than those charged by the Company generally to its active executive employees.

The Employment Agreement includes a Section 280G “better of” provision, meaning, if any of the payments or benefits provided to Mr. Heistand under the Employment Agreement or otherwise would constitute parachute payments within the meaning of Section 280G of the Code and be subject to the excise tax imposed under Section 4999 of the Code, the payments or benefits will be reduced by the amount required to avoid the excise tax if such a reduction would give Mr. Heistand a better after-tax result than if he received the full payments and benefits.

Employment Agreements of Messrs. O’Reilly, Lipsey, Dorsett and Pratt

If the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason,” in either case other than within the 90 days prior to or the two-year period following a change in control (as defined in the Employment Agreement), the executive is entitled to (i) any earned but unpaid annual bonus for the preceding fiscal year on the date the amount would otherwise have been paid; (ii) an amount equal to 12 months’ of his then-current base salary payable in 12 equal monthly installments; (iii) an additional 12 months’ time-based vesting credit on any outstanding equity or equity-based awards; (iv) continued coverage for him and his eligible dependents under the Company’s group health plans for up to 12 months following his termination of employment; and (v) payments with respect to any declared cash bonus that would otherwise have been paid within 12 months following the date of his termination of employment, to be paid following his termination.

The executive’s employment agreements also provide that all of the executive’s outstanding equity or equity-based awards that are subject to time-based vesting will immediately vest and be paid in full upon a change in control (as defined in the 2013 Plan), except that if accelerated payment is not permitted under Section 409A of the Code, the awards will be paid on the original payment schedule. With respect to each executive’s awards of LTIP units granted on May 16, 2013, which are subject to performance-based vesting based on the Company’s achievement of specified TRTS targets, upon a change in control (as defined in the 2013 Equity Plan), all or a portion of the award will vest based upon the Company’s performance through the date of the change in control and any portion of the award that does not vest will be forfeited.

“Cause” means in general: (i) the executive’s continued failure to perform the material responsibilities and duties under the Employment Agreement; (ii) willful or reckless conduct by the executive that is done or omitted to be done not in good faith and is materially injurious to the Company; (iii) the executive’s conviction of, or pleading of guilty or nolo contendere to, a felony; (iv) the executive’s commission or omission of any act that is materially detrimental to the best interests of the Company and that constitutes common law fraud or violation of applicable law; or (v) the executive’s breach of any material provision of the Employment Agreement, including the restrictive covenants.

“Good reason” means in general: (i) the Company’s failure to pay material compensation when due and payable; (ii) a material diminution in the executive’s position, duties or responsibilities, including, without limitation, the executive ceasing to report to the Company’s Chief Executive Officer; (iii) the Company’s material breach of any other material provision of the Employment Agreement; or (iv) a change in the executive’s principal place of employment to a location more than 50 miles from such principal place of employment as of the effective date of the Employment Agreement.

If the executive’s employment is terminated by the Company without cause or by the executive for good reason, in either case within the 90 days prior to or the two-year period following a change in control, or if the Company delivers notice of its intent not to renew the term of the Employment Agreement within the 90-day period prior to a change in control, the executive is entitled to (i) any earned but unpaid annual bonus for the preceding fiscal year; (ii) continued coverage for him and his eligible dependents under the Company’s group health plans for up to 12 months following his termination of employment; (iii) an amount equal to the sum of (A) 24 months’ of the executive’s then-current base salary and (B) two times his then-current target bonus, payable in a lump sum following his termination of employment if the change in control constitutes a change in the ownership or effective control or the Company or a change in the ownership of a substantial portion of the

Company’s assets within the meaning of Section 409A of the Internal Code of 1986, as amended (the “Code”), or in equal installments over a 12-month period if it does not; (iv) the remainder of any declared cash bonus that would otherwise have been paid had his employment not terminated, to be paid following his termination; and (v) accelerated vesting of all of the executive’s outstanding equity or equity-based awards subject to time-based vesting upon the date of the executive’s termination.

Each Employment Agreement includes a Section 280G “better of” provision, meaning, if any of the payments or benefits provided to the executive under the applicable Employment Agreement or otherwise would constitute parachute payments within the meaning of Section 280G of the Code and be subject to the excise tax imposed under Section 4999 of the Code, the payments or benefits will be reduced by the amount required to avoid the excise tax if such a reduction would give the executive a better after-tax result than if he received the full payments and benefits.

Incentive Plans

2010 Equity Plan and 2011 Plan

In addition to the payments and benefits provided pursuant to the terms of the Employment Agreements described above, pursuant to the terms of the 2010 Equity Plan, if an individual’s employment is terminated by the Company for any reason other than cause or by the individual for good reason, in each case within the two-year period following the change in control, then, as of the date of the individual’s termination, all restrictions otherwise applicable with respect to incentive restricted shares and restricted share units (including deferred incentive stock units) granted to such individual will lapse, the restricted period will expire and any prescribed conditions will be deemed to be satisfied.

Under the 2010 Equity Plan, a “change in control” generally means any of the following: (i) any change in control of a nature that would be required to be reported under the Exchange Act proxy rules; (ii) any person acquiring beneficial ownership, directly or indirectly, of securities representing 30% or more of the combined voting power of the Company’s outstanding securities; (iii) certain changes in the Company’s Board of Directors; (iv) certain mergers or consolidations of the Company with another corporation; (v) the approval by the Company’s security holders of a plan of liquidation by the Company or an agreement for the sale or disposition of all or substantially all of the Company’s assets.

Under the 2010 Equity Plan, “cause” means in general: (1) the continued failure of the individual to perform material responsibilities and duties toward the Company (other than due to mental or physical illness); (2) willful or reckless conduct by the individual that is demonstrably injurious to the Company; (3) the conviction of the individual for a felony; or (4) the commission or omission of any act by the individual that is materially inimical to the best interests of the Company and that constitutes on the part of the individual common law fraud or malfeasance, misfeasance or nonfeasance of duty (other than the individual’s lack of professional qualifications).

Under the 2010 Equity Plan, “good reason” means in general: (1) an assignment, after a change in control, of duties materially inconsistent with the individual’s position or a material diminution in the individual’s position, authority, duties, or responsibilities; (2) a material reduction in the individual’s base salary in effect immediately before the change in control; (3) a material reduction in the individual’s annual or long-term bonus and equity incentive opportunities, as compared to such opportunity or level in effect immediately before the change in control; (4) a material diminution in any budget over which the individual retains authority; or (5) the Company’s material relocation of the individual without the individual’s consent.

The change in control provisions of the 2011 Plan are the same as under the 2010 Equity Plan.

2013 Plan

The 2013 Equity Plan provides that if the Company experiences a change in control in which outstanding awards under the 2013 Equity Plan will not be assumed, continued or replaced with equivalent awards by the surviving entity, then the Compensation Committee may determine in its sole discretion that (i) all outstanding stock options and stock appreciation rights will immediately vest and become exercisable, and (ii) all restrictions and other conditions applicable to any outstanding restricted shares, restricted share units and other share-based awards, including any vesting requirements, will immediately lapse and any performance goals relevant to such award will be deemed to have been achieved at the target level, with all such awards becoming free from restrictions and, with respect to restricted share units, becoming payable immediately or otherwise upon the earliest permissible date.

Under the 2013 Equity Plan, a “change in control” occurs if:

(i)	a person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of 45% or more of the combined voting power of the Company’s then- outstanding securities;

(ii)	the Company closes on a merger or consolidation transaction (other than as results in the Company’s voting securities before the transaction continuing to represent more than 55% of the combined voting power of the securities of the surviving entity);

(iii)	the Company closes on the sale or disposition of all or substantially all of the Company’s assets; or

(iv)	during any consecutive 12-month period, individuals who, at the beginning of such period constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof (with the TPG Nominated Directors being considered members of the Incumbent Board), provided that the Company’s Chief Executive Officer on the date of the initial adoption of the 2013 Equity Plan by the Board of Directors will not be counted in determining the number of directors in office or the number of directors that cease to be a director.

Under the 2013 Equity Plan, “good reason” means in general: (1) a material diminution in the individual’s position, authority, duties, or responsibilities; (2) a material reduction in the individual’s base salary in effect immediately before the change in control; or (3) the Company’s material relocation of the individual without the individual’s consent.

Under the 2013 Equity Plan, the definition of the term “cause” has generally the same meaning as under the 2010 Equity Plan.

No Tax Gross-Up Payments

The Company does not provide, and no Named Executive Officer is entitled to receive, any tax gross-up payments in connection with his or her compensation, severance or other benefits provided by the Company.

The following table shows potential payments that would have been provided to the Named Executive Officers upon the occurrence of a change in control and certain termination triggering events, assuming such change in control or terminating event occurred on December 31, 2013.

Name/ Payment or Benefit	Voluntary resignation, termination for cause, death or disability	Termination without cause or resignation with good reason within 90 days prior to or 2 years following a change in control	Death or disability within 2 years following a change in control	Termination without cause or resignation with good reason other than within 90 days prior to or 2 years following a change in control	No termination following the change in control
James R. Heistand
Cash Severance (1)	$—	$5,226,000	$5,226,000	$2,947,500	$—
Acceleration of Equity Awards (2)	$—	$20,113,188	$20,113,188	$10,606,941	$—
Healthcare Benefits	$—	$11,700	$11,700	$11,700	$—
Total	$—	$25,350,888	$25,350,888	$13,566,141	$—

David R. O’Reilly
Cash Severance (1)	$—	$1,850,000	$—	$625,000	$—
Acceleration of Equity Awards (2)	$—	$11,360,203	$—	$3,218,835	$—
Healthcare Benefits	$—	$7,800	$—	$7,800	$—
Total	$—	$13,218,003	$—	$3,851,635	$—

M. Jayson Lipsey
Cash Severance (1)	$—	$1,290,000	$—	$450,000	$—
Acceleration of Equity Awards (2)	$—	$5,828,091	$—	$1,704,665	$—
Healthcare Benefits	$—	$7,800	$—	$7,800	$—
Total	$—	$7,125,891	$—	$2,162,465	$—

Jeremy R. Dorsett
Cash Severance (1)	$—	$1,087,500	$—	$381,250	$—
Acceleration of Equity Awards (2)	$—	$2,825,233	$—	$933,274	$—
Healthcare Benefits	$—	$7,800	$—	$7,800	$—
Total	$—	$3,920,533	$—	$1,322,324	$—

Henry F. Pratt III
Cash Severance (1)	$—	$1,176,860	$—	$393,550	$—
Acceleration of Equity Awards (2)	$—	$2,968,734	$—	$1,106,892	$—
Healthcare Benefits	$—	$7,800	$—	$7,800	$—
Total	$—	$4,153,394	$—	$1,508,242	$—

(1)	Represents amounts payable at December 31, 2013 pursuant to the Employment Agreements. The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and vacation pay and earned but unpaid bonus for the preceding fiscal year.
(2)	Includes the acceleration of RSUs, LTIP units and option awards based on the closing price of the Company’s Common Stock ($19.29) on December 31, 2013, plus the dividends accrued through such date, as applicable.

The following table shows actual payments that were made to Mandy M. Pope, whose employment was terminated during 2013.

Name	Termination Date	Payment
Mandy M. Pope	January 25, 2013	$ 514,031(1)

(1)	Under the terms of Ms. Pope’s Change in Control Agreement, she received a severance payment of $514,031 calculated in accordance with her Change in Control Agreement.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Consulting Agreement. The Company entered into a Consulting Agreement with Ms. Pope in connection with her resignation from the Company. See “Compensation of Executive Officers—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Consulting Agreement.”

Employment Agreements. The Company has entered into Employment Agreements with its Named Executive Officers. See “Compensation of Executive Officers—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements.”

Change in Control Agreements. The Company previously entered into Change in Control Agreements with certain of the Company’s current and former executive officers: James R. Heistand, David R. O’Reilly, M. Jayson Lipsey, Henry F. Pratt III and Mandy M. Pope. Each Change in Control Agreement provided that the Company was required to pay the applicable executive the product of (i) the executive’s board-approved target bonus for the current fiscal year, multiplied by (ii) the fraction of the fiscal year elapsed by the date of the change in control, as defined in the respective agreements. Such payment would offset any obligation of the Company to pay a bonus for the fiscal year of the Company in which the change in control occurs. Also, upon a change in control, all outstanding options and stock appreciation rights issued to the executive by the Company would become immediately exercisable, all restrictions with respect to restricted Common Stock issued by the Company to the executive would lapse and expire and any condition to which such restricted Common Stock was subject would be deemed to have been satisfied, so that the executive would be entitled to unrestricted ownership of the Common Stock, subject to the Company’s tax withholding obligations. Furthermore, to the extent any right held by the executive at the time of such transaction to receive Common Stock from the Company in the future was subject to restrictions or conditions, all such restrictions would lapse and such conditions would be deemed satisfied. Notwithstanding the automatic equity acceleration provisions of the Change in Control Agreements, however, all award agreements for outstanding shares of restricted stock granted under the 2010 Equity Plan and the 2011 Plan contain provisions that superseded the automatic equity acceleration provisions in the Change in Control Agreements with respect to such awards. In addition, each Change in Control Agreement provided that if the applicable executive’s employment is terminated (other than for cause, or by reason of death or disability) or such executive left the Company’s employment for good reason, in each case within 20 months after a change in control, the Company would pay a benefit to the executive equal to the product of (i) his or her base salary plus his or her “average bonus” (which is generally the average of his or her annual bonus accrued in the preceding 3 years), multiplied by (ii) a multiple equal to 2.99 or 2.00, depending on the terms of the applicable agreement. Each of the Change in Control Agreements also gave the applicable executive the right to leave the employment of the Company for any reason at any time during the six-month period after the change in control, in which case the Company was required to pay the executive a benefit equal to one-half of the amount described in the preceding sentence. Severance benefits under the Change in Control Agreements were generally payable in a lump sum on the first day of the seventh month beginning after the month in which the executive’s termination of employment occurred, although certain amounts may have been paid sooner.

The Change in Control Agreements with Messrs. Heistand, O’Reilly, Lipsey and Pratt were terminated and superseded by the Employment Agreements the Company entered into with each of the executive officers in 2013. In connection with her resignation, the Company paid Ms. Pope a severance payment of $514,031 calculated in accordance with her Change in Control Agreement.

Eola Transactions. On May 18, 2011, the Company closed on the Contribution Agreement pursuant to which Eola contributed its property management company (the “Management Company”) to the Company. Eola’s principals contributed the Management Company to Parkway for initial consideration of $32.4 million in cash and contingent consideration of 1.8 million OP units to Eola’s principals through an earn-out and earn-up arrangement based on the achievement by the Management Company of certain targeted annual gross fee revenue for the balance of 2011 and 2012. On December 30, 2011, the Company and the former Eola principals, including Messrs. Heistand, Pratt and O’Reilly, each one of the Company’s Named Executive Officers, amended certain post-closing provisions of the Contribution Agreement to provide, among other things, that if the Management Company achieved annual revenues in excess of the original 2011 target, all OP units subject to the 2011 earn-out, the 2012 earn-out and the earn-up will be deemed earned and paid when the 2011 earn-out payment is made. Based on the Management Company revenue for 2011, the target was achieved, and on February 28, 2012 an aggregate of 1.8 million OP units were earned and issued to Eola’s principals, including 819,474 OP units to Mr. Heistand, 129,685 OP units to Mr. Pratt and 92,632 OP units to Mr. O’Reilly. These OP units were exchanged during 2012 pursuant to their terms into an equal number of shares of the Company’s Common Stock. The Contribution Agreement and the subsequent amendment were approved by the Company’s Board of Directors.

Through the Management Company, the Company currently manages and/or leases third-party assets totaling approximately 11.8 million square feet, approximately 7.3 million square feet of which are currently owned by entities in which Messrs. Heistand and Pratt have direct or indirect ownership interests ranging from approximately 0.1% to 26.9% and from approximately 0.1% to 1.4%, respectively, with a weighted average ownership percentage of approximately 4.7% and approximately 0.3%, respectively. In 2013, the Company received an aggregate of approximately $9.0 million for reimbursements of building operating costs and earned an aggregate of approximately $8.3 million in management fees under the management agreements with these entities, of which approximately $708,835 and $41,236 were attributable to Mr. Heistand and Mr. Pratt’s interests, respectively. The management agreements with each of these entities were negotiated at arms-length and contain economic terms comparable to the other third-party property management agreements that the Company currently has in place.

In connection with the amendment to the post-closing provisions of the Contribution Agreement discussed above, Messrs. Heistand and Pratt have agreed to pay the Company 100% of any distribution received from certain properties owned directly or indirectly by them.

Related Party Interests in Acquired Land. On August 19, 2013, the Company purchased approximately six acres of land available for development located in Tampa, Florida for a purchase price of $2.9 million. The land, which was partially and indirectly owned by certain of the Company’s officers, is adjacent to the Company’s Cypress Center I, II, and III assets and has surface parking used for tenants of Cypress I, II, and III. On August, 22, 2013, the Company issued (i) 11,966 shares of Common Stock to James R. Heistand, the Company’s President and Chief Executive Officer, (ii) 29,916 shares of Common Stock to ACP-Laurich Partnership, Ltd. (“ACP”), of which Mr. Heistand is the indirect owner, and (iii) 5,983 shares of Common Stock to Henry F. Pratt III, the Company’s Executive Vice President of Asset Management and Third Party Services, as partial consideration for the land purchase.

Related Party Interests in Acquired Asset. On May 29, 2013, an affiliate of the Company exercised its option to have the Ravinia Club, a social club located at the Company’s Two Ravinia Drive building in Atlanta, Georgia (the “Club”), transferred to it pursuant to the purchase and sale agreement entered into by ACP/Utah Ravinia LLC, a Delaware limited liability company (the “Seller”), and PKY Fund II Atlanta II, LLC, a Delaware limited liability company (the “Purchase Agreement”). Pursuant to the terms of the Purchase Agreement, the Seller agreed to continue to operate the Club and the Company’s affiliate agreed to fund the monthly operating shortfall of the Club. Mr. Heistand has an approximate 39% ownership interest in the Club. During 2013, the Company covered approximately $318,755 in expenses on behalf of the Seller, of which approximately $124,314 would have been Mr. Heistand’s share.

Investment in Related Party Entity. In 2011, an affiliate of the Company made a $3.5 million preferred equity investment in an entity 21% owned by Mr. Heistand. This investment was negotiated at arm’s length and provides that the Company will be paid a preferred equity return equal to 7% per annum of the preferred equity outstanding. In 2013, the Company received preferred equity distributions on this investment in the aggregate amount of $184,000. This preferred equity investment was approved by the Company’s Board of Directors.

TPG Pantera Transaction. On June 5, 2012, TPG Pantera acquired 4,300,000 shares of the Company’s Common Stock at a purchase price of $11.25 per share and 13,477,778 shares of Series E Convertible

Cumulative Redeemable Preferred Stock, par value $.001 per share (the “Series E Preferred Stock”) at a purchase price and liquidation preference of $11.25 per share, for an aggregate investment in the Company by TPG Pantera of $200 million pursuant to a securities purchase agreement (the “Purchase Agreement”) between the Company and TPG Pantera. At a special meeting of stockholders held on July 31, 2012, the stockholders approved, among other things, the right to convert, at the option of the Company or the holders, shares of the Series E Preferred Stock into shares of the Company’s Common Stock. On August 1, 2012, the Company delivered a conversion notice to TPG Pantera and all shares of Series E Preferred Stock were converted into Common Stock on a one-for-one basis.

In connection with closing under the Purchase Agreement, the Company and TPG Management entered into a Management Services Agreement that sets forth certain financial advisory services previously provided by and to be provided by, and fees to be paid to TPG Management, in connection with TPG Pantera’s investment in the Company and TPG Management’s ongoing services to the Company. As provided in the Management Services Agreement, on June 5, 2012 the Company paid TPG Management a transaction fee of $6.0 million and reimbursed TPG Management $1.0 million of its reasonable out-of-pocket expenses incurred by it and its affiliates in connection with TPG Pantera’s investment in the Company. Furthermore, pursuant to the Management Services Agreement and in exchange for certain ongoing advisory and consulting services, the Company agreed to pay to TPG Management a monitoring fee equal to $600,000 for the first year following the closing under the Purchase Agreement and $1.0 million per year thereafter for so long as TPG Pantera has the right to appoint four of the directors of the Company’s Board of Directors. In each case, the monitoring fee will be reduced proportionately based on TPG Pantera’s board representation rights under the Stockholders Agreement, as described below. The monitoring fee is payable quarterly when the Company pays its Common Stock dividend and is payable 50% in cash and, subject to certain limitations, 50% in shares of Common Stock. The monitoring fee is in lieu of director fees otherwise payable to the TPG Pantera-nominated members of the Board of Directors.

Also in connection with closing under the Purchase Agreement, the Company, TPG Pantera and TPG Management entered into the Stockholders Agreement (defined above) pursuant to which, among other things, (i) TPG Pantera has the right to nominate a specified number of directors to the Company’s Board of Directors and to each committee of the Board of Directors determined based on its level of ownership in the Company, for so long as TPG Pantera owns 5% or more of the Company’s outstanding Common Stock, and (ii) TPG Pantera has the right to consent to certain actions related to the Company’s corporate existence and governance, including any change in the rights and responsibilities of either the investment committee of the Board of Directors or the compensation committee of the Board of Directors, for so long as TPG Pantera’s ownership percentage of the Company’s Common Stock is equal to or greater than 20%, other than in connection with any change in control.

Pursuant to the terms of the Stockholders Agreement, TPG Pantera also has the right to consent to certain actions related to the Company’s corporate existence and governance, including any change in the rights and responsibilities of either the investment committee of the board or the compensation committee of the Board of Directors, for so long as TPG Pantera’s ownership percentage of Common Stock is equal to or greater than 20%, other than in connection with any change in control. In addition, for so long as TPG Pantera’s ownership percentage of Common Stock is equal to or greater than 5%, other than in connection with any change in control, the rights and responsibilities of the investment committee of the Board of Directors will include (i) except for certain permitted issuances relating to outstanding rights to purchase or acquire the Company’s capital stock, compensation arrangements and acquisition transactions, any sale or issuance of any capital stock or other security, (ii) any incurrence of indebtedness with a principal amount greater than $20 million, and (iii) any other matters over which the investment committee currently has approval authority, including without limitation material asset acquisitions and dispositions. During such period, the rights and responsibilities of the compensation committee of the Board of Directors will include (i) the hiring or termination of any the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or Chief Investment Officer, or any material change in any of the duties of any such executive officer, and (ii) any approval of future compensation arrangements for such officers. During such period, the Board of Directors may not approve such matters without the affirmative approval of the investment committee or the compensation committee, as applicable.

In addition to the foregoing, under the Stockholders Agreement TPG Pantera has a pre-emptive right to participate in the Company’s future equity issuances, subject to certain conditions, for so long as TPG Pantera (together with its affiliates) owns at least 10% of the Company’s outstanding Common Stock. However, TPG Pantera’s pre-emptive rights with respect any equity issuances of Common Stock or securities convertible into or exercisable for Common Stock are subject to stockholder approval of such rights at least once during each five-year period after closing. The Stockholders Agreement also provides for customary registration rights with respect to TPG Pantera’s Common Stock held by TPG Pantera and its permitted transferees and by TPG Management. Pursuant to such registration rights, beginning one year after closing, TPG Pantera has, subject to certain limitations, the right to require the Company to register TPG Pantera’s securities on three separate occasions and has limited piggyback registration rights in connection with offerings by other stockholders. In addition, TPG Pantera agreed to certain customary standstill provisions through the earliest of (i) the time that TPG Pantera (together with its affiliates) no longer collectively own at least 5% of the Company’s Common Stock (assuming full conversion of the Series E Preferred Stock), (ii) the fifth anniversary of the closing under the Purchase Agreement, and (iii) the occurrence of a change of control transaction.

Thomas Letter Agreement. In connection with the TPGI Mergers, on September 4, 2013, the Company entered into the Thomas Letter Agreement with Mr. Thomas, our Chairman of the Board, and certain entities affiliated with him. Pursuant to the Thomas Letter Agreement, among other things, (i) the Company and Parkway LP agreed to take all necessary action to cause Mr. Thomas to be appointed Chairman of the Board following consummation of the TPGI Mergers and, subject to certain continuing equity ownership requirements, to nominate Mr. Thomas for election to the board at the Annual Meeting (and, if elected, to cause him to be re-appointed as chairman), (ii) Mr. Thomas will retain all rights with respect to the “Thomas Properties” and “TPG” names and related marks and certain property associated therewith, (iii) in the event of a going private transaction involving the Company, the Company agreed to use its reasonable best efforts to cause the acquiring entity to offer Mr. Thomas and his affiliates a preferred equity interest in the surviving entity in exchange for the Parkway LP Units that Mr. Thomas and his affiliates received in the TPGI Mergers, and (iv) Mr. Thomas agreed to modify his existing tax protection arrangements to facilitate a change in ownership of the two office properties in Philadelphia, Pennsylvania, commonly known as Commerce Square.

Voting Agreements. Concurrently with the execution of the Merger Agreement, TPG Pantera, a stockholder of the Company, entered into a voting agreement with TPGI and TPG LP, and Mr. Thomas and certain of his affiliates, as stockholders of TPGI, entered into a voting agreement with the Company and Parkway LP. Pursuant to these Voting Agreements, these stockholders agreed to, among other things, not transfer their shares of stock (or partnership interests, if applicable) and vote some or all of their stock (and partnership interests, if applicable) in favor of the Parent Merger and related transactions. The Voting Agreements also provide that such persons will vote some or all of their common stock (and partnership interests, if applicable) against any alternative proposal or any other action that is reasonably likely to adversely affect or interfere with the consummation of the transactions contemplated by the Merger Agreement.

Tax Protection Agreement. In connection with the closing of the TPGI Mergers, on December 19, 2013, Mr. James A. Thomas, our Chairman of the Board, and certain of his related parties entered into a tax protection agreement with Parkway LP (the “New Tax Protection Agreement”), that replaced an agreement originally entered into between TPG LP and Mr. Thomas (and certain of his related parties) dated October 13, 2004 (the “Original Tax Protection Agreement”). The New Tax Protection Agreement continued and updated the obligations under the Original Tax Protection Agreement with certain changes, including an undertaking by Parkway LP to offer certain related parties of Mr. Thomas the opportunity to guarantee, in the aggregate, up to $39 million of direct or indirect “qualifying” indebtedness of Parkway LP and agreement as to the method that Parkway LP will adopt in allocating depreciation with respect to certain of the properties acquired from TPGI and TGP LP. The obligations of Parkway LP under the New Tax Protection Agreement expire on October 13, 2016, although, as with the Original Tax Protection Agreement, Parkway LP agrees to offer the Thomas-related parties opportunities to guarantee qualifying indebtedness thereafter to the extent such indebtedness is available.

Related-Party Transactions Policies and Procedures. In March 2007, the Board of Directors adopted the written “Related-Party Transactions Policies and Procedures” that states that the Company’s Audit Committee is responsible for the review, approval and ratification of transactions with executive officers, directors, nominees, greater than five percent owners of Company stock, or immediate family members of any of the foregoing (“related persons”).

The policy requires that any newly proposed transaction between the Company and a related person must be submitted to the Audit Committee for approval if the amount involved in the transaction is greater than $100,000 in a calendar year, the Company is a participant, and any related person has or will have an interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity) (“interested transactions”). If advance approval is not feasible, then the interested transaction will be considered for ratification at the next regularly scheduled meeting of the Audit Committee. In making its determination, the Audit Committee will consider, among other factors, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Ongoing related person transactions are reviewed on an annual basis. No director will participate in any discussion or approval of an interested transaction for which he or she is a related party.

The following interested transactions do not require pre-approval by the Audit Committee:

1.	Any employment by the Company of an executive officer of the Company if (a) the related compensation is required to be disclosed in the Company’s proxy material or (b) the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in the Company’s proxy material if the executive officer was a “named executive officer” and the Company’s Compensation Committee approved, or recommended that the Board of Directors approve, such compensation.

2.	Any compensation paid to a director if the compensation is required to be disclosed in the Company’s proxy material.

3.	Any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or less than 10 percent beneficial owner, if the aggregate amount involved does not exceed the greater of $250,000 or two percent of that company’s total annual revenues.

4.	Any charitable contributions by the Company to an entity at which the related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $100,000 or two percent of the charitable organization’s total annual receipts.

5.	Any transaction where the related person’s interest arises solely from the ownership of Common Stock and all holders of Common Stock receive the same benefit on a pro rata basis.

6.	Any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

The Chair of the Audit Committee has the authority to pre-approve or ratify any interested transaction with a related party in which the aggregate amount involved is expected to be less than $500,000. In connection with each regularly scheduled meeting of the Audit Committee, a summary of each new interested transaction deemed pre-approved pursuant to paragraph (3) or (4) above and each new interested transaction pre-approved by the Chair will be provided to the Audit Committee for its review.

OWNERSHIP OF COMPANY STOCK

Security Ownership of Certain Beneficial Owners

To the best of the Company’s knowledge, no person or group (as those terms are used in Section 13(d)(3) of the Exchange Act) beneficially owned, as of March 20, 2014 (the record date for the Meeting) more than five percent of the Common Stock, except as set forth in the following table.

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned		Percent of Common Stock (1)
TPG Funds (2) 301 Commerce Street, Suite 3300 Fort Worth, Texas 76102	23,644,275	(3)	23.9%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	7,203,310	(4)	7.3%
AllianceBernstein L.P. 1345 Avenue of the Americas New York, New York 10105	5,228,164	(5)	5.3%
Blackrock, Inc 40 East 52nd Street New York, New York 10002	6,262,846	(6)	6.3%

(1)	Based on 99,078,615 shares of Common Stock outstanding on March 20, 2014.
(2)	TPG Funds refers to TPG Advisors VI, Inc. and TPG Group Holdings (SBS) Advisors, Inc. (“Group Advisors”), collectively.
(3)	Based on a Form 4 filed on December 30, 2013. Total includes 23,599,778 shares held by TPG Pantera, whose general partner is TPG Advisors VI, Inc., a Delaware corporation. Total also includes 44,497 shares held by TPG Management, whose sole member is TPG Capital Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings II Sub, L.P., a Delaware limited partnership, whose general partner is TPG Holdings, II, L.P., a Delaware limited partnership, whose general partner is TPG Holdings II-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is Group Advisors. David Bonderman and James G. Coulter are officers and sole stockholders of TPG Advisors VI, Inc. and Group Advisors and may therefore be deemed to beneficially own the shares held by TPG Pantera and TPG Management. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by TPG Pantera and TPG Management except to the extent of their pecuniary interest therein. The address of TPG Advisors VI, Inc., Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(4)	Based upon an amended Statement on Schedule 13G filed on February 12, 2014 with the SEC that indicated that The Vanguard Group, Inc. has sole dispositive power with respect to 7,080,316 shares of Common Stock, shared dispositive power with respect to 122,994 shares of Common Stock, sole voting power with respect to 157,694 shares of Common Stock, and shared voting power with respect to 30,300 shares of Common Stock. The Schedule 13G further indicated that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of and directs the voting of 82,794 shares of Common Stock as a result of its serving as investment manager of collective trust accounts and that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 115,100 shares of Common Stock as a result of its serving as investment manager of Australian investment offerings.
(5)	Based upon a Statement on Schedule 13G filed on February 11, 2014 with the SEC that indicated that AllianceBernstein L.P. has sole dispositive power with respect to 5,228,164 shares of Common Stock and sole voting power with respect to 4,378,920 shares of Common Stock.

(6)	Based upon an amended Statement on Schedule 13G filed on January 30, 2014 with the SEC that indicated that Blackrock, Inc. has sole dispositive power with respect to 6,262,846 shares of Common Stock and sole voting power with respect to 6,109,676 shares of Common Stock. The Schedule 13G further indicated that several subsidiaries of Blackrock, Inc., listed in Exhibit A to that schedule, are beneficial owners of Common Stock. The Schedule 13G states that the following subsidiaries of Blackrock, Inc. acquired the securities reported on the schedule: BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC and BlackRock Japan Co Ltd.

Security Ownership of Management and Directors

The following table sets forth the shares of Common Stock, Limited Voting Stock and OP units beneficially owned, as of March 20, 2014 (the record date for the Meeting), by each director, nominee for director and Named Executive Officer of the Company and by the directors, nominees and executive officers as a group. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common stock subject to options or other rights (as set forth above) held by that person that are currently exercisable or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise stated, each person has sole voting and investment power with respect to the shares of Common Stock, Limited Voting Stock and OP units set forth in the table. Unless otherwise indicated below, the address for the Company’s directors and executive officers is c/o Parkway Properties, Inc., 390 North Orange Avenue, Suite 2400, Orlando, Florida 32801.

	Total Common Stock and OP Units		Percent of Common Stock (1)	Percent of Common Stock and OP Units (1)	Limited Voting Stock	Percent of Limited Voting Stock (1)
Avi Banyasz (2)	—		*	*	—	*
Charles T. Cannada	28,742	(3)	*	*	—	*
Edward M. Casal	11,768		*	*	—	*
Kelvin L. Davis (4)	—		*	*	—	*
Jeremy R. Dorsett	30,491	(5)	*	*	—	*
Laurie L. Dotter	21,242		*	*	—	*
James R. Heistand	1,496,718	(6)	1.5%	1.4%	—	*
C. William Hosler (7)	—		*	*	—	*
M. Jayson Lipsey	79,611	(8)	*	*	—	*
Adam S. Metz (9)	—		*	*	—	*
Brenda J. Mixson	27,642	(10)	*	*	—	*
David R. O’Reilly	227,037	(11)	*	*	—	*
Mandy M. Pope	45,935	(12)	*	*	—	*
Henry F. Pratt III	171,829	(13)	*	*	—	*
James A. Thomas	6,339,177	(14)	6.0%	6.1%	4,213,104	100%
Directors and executive officers as a group (15 individuals)	8,480,192		7.9%	8.1%	4,213,104	100%

*	Less than 1%.
(1)	Based on 99,078,615 shares of Common Stock, 4,213,104 shares of Limited Voting Stock and 5,200,071 OP units outstanding, excluding OP units held by the Company, on March 20, 2014.
(2)	Mr. Banyasz is a TPG Nominated Director. Mr. Banyasz does not have voting or investment power over, and disclaims beneficial ownership of, the shares held by TPG Pantera and TPG Management. The address for Mr. Banyasz is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(3)	Does not include 500 shares of Common Stock held by Mr. Cannada’s wife, as to which Mr. Cannada disclaims beneficial ownership.
(4)	Mr. Davis is a TPG Nominated Director. Mr. Davis does not have voting or investment power over, and disclaims beneficial ownership of, the shares held by TPG Pantera and TPG Management. The address for Mr. Davis is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(5)	Includes options to purchase 25,000 shares of Common Stock. Excludes 39,482 RSUs, each of which represents a right to receive one share of Common Stock upon vesting.
(6)	Includes 45,000 shares of Common Stock held by ACP-JRL Partnership, Ltd, a family limited partnership, as to which Mr. Heistand disclaims beneficial ownership except to the extent of his pecuniary interest therein, and options to purchase 237,500 shares of Common Stock. Also includes 1,074,245 shares of Common Stock pledged as security for a line of credit with TD Ameritrade. Excludes 152,355 RSUs, each of which represents a right to receive one share of Common Stock upon vesting.
(7)	Mr. Hosler is a TPG Nominated Director. Mr. Hosler does not have voting or investment power over, and disclaims beneficial ownership of, the shares held by TPG Pantera and TPG Management. The address for Mr. Hosler is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(8)	Includes options to purchase 56,250 shares of Common Stock. Excludes 66,642 RSUs, each of which represents a right to receive one share of Common Stock upon vesting.
(9)	Mr. Metz is a TPG Nominated Director. Mr. Metz does not have voting or investment power over, and disclaims beneficial ownership of, the shares held by TPG Pantera and TPG Management. The address for Mr. Metz is c/o The Carlyle Group, Suite 220 South, 1001 Pennsylvania Avenue NW, Washington, DC 20004.
(10)	Includes 1,000 shares of Common Stock pledged as security for a personal loan.
(11)	Includes options to purchase 112,500 shares of Common Stock and 94,177 shares of Common Stock pledged as security for a margin line of credit by Mr. O’Reilly. Excludes 121,001 RSUs, each of which represents a right to receive one share of Common Stock upon vesting.
(12)	Ms. Pope resigned from the Company on January 25, 2013. Information is as of the Form 4 filed by Ms. Pope on January 15, 2013.
(13)	Includes options to purchase 31,250 shares of Common Stock and 97,250 shares of Common Stock pledged to TD Ameritrade. Excludes 43,830 RSUs, each of which represents a right to receive one share of Common Stock upon vesting.
(14)	Include 8,276 shares held in trust for the benefit of an immediate family member, of which Mr. Thomas disclaims beneficial ownership, except to the extent of his pecuniary interest, and 4,213,104 OP units.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, officers and more than 10% stockholders of the Company to file reports with the SEC to report a change in ownership within two business days following the day on which the transaction occurs. Based on a review of the copies of such reports furnished to the Company, the Company believes that during 2013, the following transactions were filed late under Section 16(a):

•	one Form 4, reporting an acquisition shares of the Company’s Common Stock, by TPG Group Holdings (SBS) Advisors, Inc.;

•	one Form 4, reporting a redemption of shares of the Company’s Series D Preferred Stock, by Laurie Dotter;

•	one Form 4, reporting a redemption of shares of the Company’s Series D Preferred Stock, by Brenda Mixson;

•	one Form 4, reporting a redemption of shares of the Company’s Series D Preferred Stock, by Charles Cannada;

•	one Form 4, reporting an acquisition of shares of the Company’s Common Stock, by Jeremy Dorsett;

•	one Form 4, reporting an acquisition of shares of the Company’s Common Stock, by James Heistand; and

•	one transaction, reporting a redemption of Limited Voting Stock held by James Thomas in connection with the redemption of OP units for shares of Common Stock.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Company is composed of four directors, each of whom meets the current independence and experience requirements of the NYSE and the SEC. The Audit Committee operates under a written charter. A complete copy of the Audit Committee charter is available on the Company’s website (www.pky.com) under “Investors.” The Board of Directors has determined that Charles T. Cannada, Laurie L. Dotter, Adam S. Metz and C. William Hosler are “Audit Committee financial experts” as defined in the current rules of the SEC.

Management is primarily responsible for the Company’s financial statements and reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted accounting principles (“GAAP”) and for issuing a report on those statements. The Audit Committee oversees the financial reporting process on behalf of the Board of Directors. It is not the duty or the responsibility of the Audit Committee to conduct auditing or accounting reviews or related procedures. The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in their report on the Company’s financial statements.

The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. Those meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accounting firm without management being present. The Committee met 10 times during 2013, and the Chairman of the Committee met individually on a number of occasions with the Company’s independent registered public accounting firm and management. In the course of fulfilling its oversight responsibilities, the Committee met with both management and Ernst & Young LLP, the Company’s independent registered public accounting firm for 2013, to review and discuss all annual financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that all financial statements were prepared in accordance with GAAP. The Audit Committee also discussed with the Company’s independent registered public accounting firm matters required to be discussed, pursuant to United States Auditing Standards Section 380, The Auditor’s Communication with Those Charged with Governance including the reasonableness of judgments and the clarity and completeness of financial disclosures. In addition, the Audit Committee discussed with Ernst & Young LLP matters relating to its independence and has received from Ernst & Young LLP the written disclosures and letter required by the Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence. The Audit Committee also has received from Ernst & Young LLP and reviewed Management’s Report on Internal Control Over Financial Reporting required to be reviewed pursuant to Section 303A.07(c)(iii)(A) of the NYSE listing standards.

On the basis of the reviews and discussions the Audit Committee has had with the Company’s independent registered public accounting firm and management, the Committee recommended to the Board of Directors that the Board of Directors approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

Submitted by:

LAURIE L. DOTTER, CHAIR

CHARLES T. CANNADA

C. WILLIAM HOSLER

ADAM S. METZ

Policy For Pre-Approval of Audit and Permitted Non Audit Services

The Audit Committee has implemented a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to the Company by its independent auditors. Under the policy, the Audit Committee has delegated to its Chairman the authority to address any requests for pre-approval of audit and permitted non-audit services between Audit Committee meetings where accounting work and associated fees are $25,000 and under. All audit, audit-related and tax services provided by Ernst & Young LLP for the years ended December 31, 2013 and December 31, 2012 either were pre-approved by the Audit Committee or were approved pursuant to the Audit Committee’s pre-approval policy.

Auditor Fees and Services

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young LLP for fiscal 2013:

	2013	2012
Audit Fees (1)	$2,146,900	$866,900
Audit-Related Fees (2)	349,900	230,800
Tax Fees (3)	135,700	12,000
All Other Fees	—	—

Total	$2,632,500	$1,109,700

(1)	Audit fees represent fees for professional services provided in connection with the audit of the Company’s financial statements and review of its quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. Audit fees also include travel and lodging costs incurred in connection with the rendering of audit services.
(2)	Audit-related fees consisted primarily of accounting consultations, services related to business acquisitions and divestitures and other attestation services. For 2013, audit-related fees included $136,000 related to property audits of certain assets that were purchased during 2013, and $213,900 related to financial due diligence services provided in connection with the TPGI Mergers. For 2012, audit-related fees included $201,000 related to property audits of certain assets that were purchased during 2012, and $85,600 related to the June 5, 2012 equity capital transaction with TPG Pantera.
(3)	Tax fees consisted of tax return preparation for Parkway Properties Office Fund, LP and Parkway Properties Office Fund II, LP.

The Audit Committee of the Board of Directors has considered whether provision of the services described above is compatible with maintaining the independence of the Company’s independent registered public accounting firm and has determined that those services have not adversely affected Ernst & Young LLP’s independence.

OTHER MATTERS

So far as management of the Company is aware, no matters other than those outlined in this Proxy Statement will be presented at the Meeting for action on the part of the stockholders. If any other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote thereon the shares of Common Stock to which the proxy relates in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Jeremy R. Dorsett

Executive Vice President,

General Counsel and Secretary

Orlando, Florida

PARKWAY PROPERTIES, INC.

390 North Orange Avenue

Suite 2400

Orlando, FL 32801

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS DETACH

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	AND RETURN THIS PORTION ONLY

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees
01 06	Avi Banyasz 02 Charles T. Cannada 03 Edward M. Casal 04 Kelvin L. Davis 05 Laurie L. Dotter James R. Heistand 07 C. William Hosler 08 Adam S. Metz 09 Brenda J. Mixson 10 James A. Thomas
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2	Advisory vote to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year.						☐	☐	☐
3	Advisory vote on executive compensation.						☐	☐	☐
NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

— — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

PARKWAY PROPERTIES, INC. Annual Meeting of Stockholders May 15, 2014 2:00 PM EDT This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s), David R. O’Reilly and Jeremy R. Dorsett or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PARKWAY PROPERTIES, INC. that the undersigned stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM EDT on May 15, 2014, at 3344 Peachtree Road NE, Atlanta, Georgia 30326, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are made, this proxy will be voted in accordance with the Board’s recommendations.

Continued and to be signed on reverse side